UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Amerigroup Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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March 30, 2011

Dear Stockholder:

You are cordially invited to attend AMERIGROUP Corporation’s 2011 Annual Meeting of Stockholders, which will be held on Thursday, May 12, 2011 at 10:00 a.m., Eastern Time, in the Hargroves Conference Center located at the AMERIGROUP National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464. For your convenience, we are also pleased to offer a live webcast of our Annual Meeting on the Investor Relations section of our website at www.amerigroupcorp.com. Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our 2010 Annual Report with this proxy statement. We encourage you to read our Annual Report, as it includes our 2010 audited consolidated financial statements and provides information about our business.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote in person by ballot at the Annual Meeting, over the Internet, by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement as well as in the Notice of Internet Availability of Proxy Materials that you received in the mail.

Thank you for your interest in our Company.

Sincerely,

AMERIGROUP Corporation

James G. Carlson
Chairman, Chief Executive Officer and President

4425 Corporation Lane
Virginia Beach, Virginia 23462

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, May 12, 2011

The 2011 Annual Meeting of Stockholders of AMERIGROUP Corporation (“Amerigroup” or the “Company”) will be held in the Hargroves Conference Center located at the AMERIGROUP National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464, on Thursday, May 12, 2011 at 10:00 a.m., Eastern Time. Doors to the meeting will open at 9:30 a.m. The Annual Meeting will be held for the following purposes:

1. To elect five Directors to the Board of Directors, four Directors for a three-year term ending at the annual meeting in 2014 and one Director for a two-year term ending at the annual meeting in 2013;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3. To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as described in this proxy statement;

4. To recommend, in an advisory and non-binding vote, whether a non-binding stockholder vote approving the compensation of the Company’s named executive officers should occur every one, two or three years;

5. To approve the Company’s Employee Stock Purchase Plan; and

6. To transact such other business that may properly be brought before the meeting or any postponement(s), adjournment(s) or delay(s) thereof.

This notice has been provided to holders of record of AMERIGROUP Corporation’s common stock, par value $0.01 per share, as of the close of business on March 16, 2011. All holders of record as of the close of business on March 16, 2011 will be entitled to attend and vote at the meeting.

We also make available free of charge through the Investor Relations section of our website at www.amerigroupcorp.com our Annual Report on Form 10-K for the year ended December 31, 2010. Information on our website is not incorporated into this proxy statement or our other securities law filings and is not a part of these filings. Any stockholder who desires an additional copy of our Annual Report may obtain one without charge by sending a request to the Company, c/o Investor Relations, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462.

By Order of the Board of Directors,

Nicholas J. Pace
Executive Vice President,
General Counsel and Secretary

Virginia Beach, Virginia
March 30, 2011

i

4425 Corporation Lane
Virginia Beach, Virginia 23462

PROXY STATEMENT

This proxy statement is furnished to you in connection with the solicitation by the Board of Directors of AMERIGROUP Corporation of proxies for voting at the 2011 Annual Meeting of Stockholders to be held in the Hargroves Conference Center located at the AMERIGROUP National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464, on Thursday, May 12, 2011 at 10:00 a.m., Eastern Time, or any adjournment(s), postponement(s) or delays thereof (the “Annual Meeting”). This proxy statement, which contains information about the items that you will vote on at the Annual Meeting, is first being mailed or distributed to holders of AMERIGROUP Corporation common stock, par value $0.01 per share, on or about March 30, 2011. A copy of our Annual Report for the year ended December 31, 2010 is being delivered to you with this proxy statement. References in this proxy statement to “the Company,” “we,” “us” and “our” refer to AMERIGROUP Corporation and its wholly-owned subsidiaries, unless the context requires otherwise.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
OUR 2011 ANNUAL MEETING OF STOCKHOLDERS

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	We provide access to our proxy materials over the Internet. On or about March 30, 2011 we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) telling them how to access and review the information contained in the proxy materials and how to vote their proxies over the Internet. You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate it.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to view our proxy materials on the Internet. You can view the proxy materials for the Annual Meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card.

Our proxy materials are also available on the Investor Relations section of our website at www.amerigroupcorp.com.

Q:	What is included in the proxy materials?

A:	These materials include:

• Our proxy statement for the Annual Meeting; and

• Our 2010 Annual Report, which includes our 2010 audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Stockholders of record as of the close of business on March 16, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, 49,526,117 shares of common stock, $0.01 par value per share, were outstanding and entitled to vote. We have no other class of stock outstanding.

Q:	What is the quorum requirement for the Annual Meeting?

A:	A majority of the outstanding shares on the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum.

Q:	What if a quorum is not present at the Annual Meeting?

A:	If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the meeting. If we propose to have the stockholders vote whether to adjourn the meeting, the proxyholders will exercise their discretion to vote all shares for which they have authority in favor of the adjournment.

Q:	What proposals will be voted on at the Annual Meeting?

A:	Stockholders will vote on five proposals at the Annual Meeting:

1. The election of five Directors to serve on our Board of Directors (Proposal 1);

2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 2);

3. The approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as described in this proxy statement (Proposal 3);

4. To recommend, in an advisory and non-binding vote, whether a non-binding stockholder vote approving the compensation of the Company’s named executive officers should occur every one, two or three years (Proposal 4); and

5. The approval of the AMERIGROUP Corporation Employee Stock Purchase Plan (the “ESPP”) (Proposal 5).

We will also consider any other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote on these proposals?

A:	The Board of Directors recommends that you vote your shares:

1. “FOR” each of the Board’s nominees for Director (Proposal 1);

2. “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 2);

3. “FOR” the resolution approving executive compensation (Proposal 3);

4. To select “ONE YEAR” on the proposal recommending the frequency of advisory votes on executive compensation (Proposal 4); and

5. “FOR” the approval of the ESPP (Proposal 5).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

A:	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. Most of our stockholders hold their shares in street name. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Q:	If I am a stockholder of record, how do I vote?

A:	If you are a stockholder of record, you may vote in person by ballot at the Annual Meeting. We will offer you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet or by phone by following the instructions provided in the Notice, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:	If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet by following the instructions provided in the Notice, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

New York Stock Exchange (“NYSE”) rules do not permit brokers, banks and other similar organizations to vote in the election of Directors, on the executive compensation matters in this proxy statement, or for the approval of the ESPP if such organization has not received instructions from the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What happens if I do not give specific voting instructions in my proxy?

A:	Stockholders of Record. If you are a stockholder of record and you:

• Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

• If you sign, date and return a proxy card without giving specific voting instructions,

then the proxyholders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When votes are tabulated for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present but will not be considered votes cast. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Q:	Which proposals are considered “non-routine” or “routine”?

A:	Proposals 1 (election of Directors), 3 (approval of executive compensation), 4 (frequency of executive compensation vote) and 5 (approval of the ESPP) are “non-routine.” Proposal 2 (ratification of KPMG LLP) is “routine.”

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	In all matters other than the election of Directors, abstentions have the same effect as votes “AGAINST” a matter. A broker is entitled to vote shares held for a beneficial owner on the routine matter (Proposal 2). On the other hand, a broker may not vote shares held for a beneficial owner on the non-routine matters (Proposals 1, 3, 4 and 5), absent instructions from the beneficial owners of such shares. Thus, if you do not give your broker specific instructions, your shares will not be voted on any matter other than the ratification of the appointment of KPMG LLP. Broker non-votes, if any, will have no effect on the outcomes of any of the proposals.

Q:	How are votes counted?

A:	Election of Directors (Proposal 1). In the election of Directors, votes may be cast in favor of or withheld with respect to any or all nominees. We will not count abstentions or withheld votes as either for or against a Director. Withheld votes and broker non-votes will have no effect on the election of Directors. There are no cumulative voting rights.

Ratification of KPMG LLP (Proposal 2). You may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on this item. We will treat an abstention as a vote against this item and broker non-votes, if any, will have no effect on the outcome of the vote on this matter.

Approval of Executive Compensation Advisory Vote (Proposal 3). In the advisory vote to approve the compensation of our named executive officers, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on this item. We will treat an abstention as a vote against this item and broker non-votes will have no effect on the outcome of the vote on this matter.

Recommendation on Frequency of Executive Compensation Advisory Vote (Proposal 4). In the advisory vote to recommend the frequency of the executive compensation vote, you may vote for a frequency of “ONE YEAR”, “TWO YEARS”, “THREE YEARS” or “ABSTAIN” on this item. Abstentions and broker non-votes will have no effect on the outcome of the vote on this matter.

Approval of the ESPP (Proposal 5). You may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on this item. We will treat an abstention as a vote against this item and broker non-votes will have no effect on the outcome of the vote on this matter.

Q:	What vote is required to approve each of the proposals?

A:	Election of Directors (Proposal 1). Nominees for Director will be elected to the Board by a plurality of the votes cast, and the five nominees who receive the greatest number of votes cast for the election of Directors at the Annual Meeting will be elected.

Ratification of KPMG LLP (Proposal 2). The ratification of KPMG LLP will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on this matter vote “FOR” this item.

Approval of Executive Compensation Advisory Vote (Proposal 3). The resolution on the compensation of our named executive officers will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on this matter vote “FOR” this item. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the compensation of the named executive officers.

Recommendation on Frequency of Executive Compensation Advisory Vote (Proposal 4). The frequency of the advisory vote on compensation of our named executive officers receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that stockholders approve. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

Approval of the ESPP (Proposal 5). The ESPP will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on this matter vote “FOR” this item.

Q:	What do I need for admission to the Annual Meeting?

A:	You are entitled to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner as of the Record Date or you hold a valid proxy for the Annual Meeting. If you are the stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting. You should be prepared to present photo identification for admission. If you hold your shares in street name, you should provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned shares of Company stock as of the Record Date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the Record Date, as well as your photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting. You may contact our Corporate Secretary at (757) 490-6900 for directions to the Annual Meeting.

Q:	Can I change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by: (1) delivering to the Company (Attention: Corporate Secretary) at 4425 Corporation Lane, Virginia Beach, Virginia 23462, a written notice of revocation of your proxy; (2) delivering to the Company an executed proxy bearing a later date (which shall include a proxy given by telephone or over the Internet); or (3) attending the Annual Meeting and voting in person by ballot. Attendance at the meeting in and of itself will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person by ballot.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If you grant a proxy, the persons named as proxyholders, James W. Truess, the Company’s Executive Vice President and Chief Financial Officer and Nicholas J. Pace, Esq., the Company’s Executive Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Q:	Who will count the votes?

A:	Margaret M. Roomsburg, the Company’s Chief Accounting Officer, and Dennis R. Kinzig, the Company’s General Auditor, will tabulate the votes and act as the inspectors of election.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We expect to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed within the applicable time period following the Annual Meeting.

Q:	Is my vote confidential?

A:	Yes, it is our policy that documents identifying your vote are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the Annual Meeting except:

• To meet legal requirements;

• To assert claims for or defend claims against the Company;

• To allow authorized individuals to count and certify the results of the stockholder vote;

• If a proxy solicitation in opposition to the Board of Directors takes place; or

• To respond to stockholders who have written comments on proxy cards or who have requested disclosure.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	The Company will solicit proxies and will bear the costs of our solicitation. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, through the Internet, by e-mail or by facsimile through our officers, Directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company has retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee estimated to be approximately $6,500 plus out of pocket expenses. The Company may generate other expenses in connection with the solicitation of proxies for the Annual Meeting.

Q:	Where can I get a paper copy of these materials?

A:	The Company will deliver promptly and without charge, upon written or oral request, a separate copy of the proxy statement and Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and Annual Report, now or in the future, should notify the Company by calling (757) 490-6900 or by submitting a request to the attention of the Corporate Secretary, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as Directors?

A:	You may submit proposals, including Director nominations, for consideration at future annual meetings of stockholders as follows:

Stockholder Proposals. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2012 Annual Meeting of Stockholders, the written proposal must be received by our Secretary, c/o AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462 no later than December 1, 2011. The proposal will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. If you intend to present a proposal at our 2012 Annual Meeting of Stockholders but you do not intend to have it included in our 2012 proxy statement, your proposal must be delivered to the Company’s Secretary no earlier than February 12, 2012 and no later than March 13, 2012. If the date of our 2012 Annual Meeting of Stockholders is called for a date that is more than 30 calendar days before or after the one-year anniversary of the date of our 2011 Annual Meeting, your proposal must be delivered by the close of business on the tenth day following the day we publicly announce the date of the 2012 Annual Meeting of Stockholders. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Secretary by January 30, 2012. If such proposals are not “timely” within the meaning of Rule 14a-4(c), then proxies solicited by us for the 2012 Annual Meeting of Stockholders may confer discretionary authority to us to vote on such proposals.

Nomination of Director Candidates. Stockholders may propose Director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board membership, information regarding any relationships between the candidate and the Company within the last three years and a written indication by the recommended candidate of his or her willingness to serve. Any such recommendation should be directed to the Secretary of the Company at the address of our principal executive offices. In addition, our Amended and Restated By-Laws permit stockholders to nominate Directors for election at an annual meeting of stockholders. If a stockholder wishes to nominate an individual for election to our Board at the 2012 Annual Meeting of Stockholders, such stockholder must deliver a written notice to the Secretary of the Company by no earlier than February 12, 2012 and no later than March 13, 2012. If the date of our 2012 Annual Meeting of Stockholders is called for a date that is more than 30 calendar days before or after the one-year anniversary of the 2011 Annual Meeting of Stockholders, the notice must be delivered by the close of business on the tenth day following the day we publicly announce the date of the 2012 Annual Meeting of Stockholders.

By-Law Provisions. The relevant provisions of our Amended and Restated By-Laws regarding the requirements for making stockholder proposals and nominating Director candidates are available on the Investor Relations section of our website at www.amerigroupcorp.com. You may also contact the Secretary of the Company at 4425 Corporation Lane, Virginia Beach, Virginia 23462 to request a copy of our Amended and Restated By-Laws.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 12, 2011.

The proxy statement and annual report to security holders are available at www.proxyvote.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of February 28, 2011, by (i) each named executive officer listed in the Summary Compensation Table on page 43 of this proxy statement, (ii) each of our Directors, (iii) all Directors and executive officers as a group, and (iv) stockholders holding five percent or more of our outstanding common stock based on information previously provided to the Company by such beneficial owners.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”), which generally attributes beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, including shares of common stock issuable upon the exercise of vested stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Percentage ownership calculations are based on 49,554,514 shares outstanding as of February 28, 2011.

	Number of
Name	Shares	Percent

FMR LLC(l)	4,990,340	10.1%
T. Rowe Price Associates, Inc.(2)	4,722,464	9.5%
BlackRock, Inc.(3)	3,967,987	8.0%
Baron Capital Group, Inc.(4)	3,377,252	6.8%
The Vanguard Group(5)	2,772,035	5.6%
James G. Carlson(6)(7)	1,043,649	2.1%
James W. Truess(6)(8)	362,119	*
Richard C. Zoretic(6)(9)	322,523	*
Uwe E. Reinhardt, Ph.D.(10)(ll)	151,030	*
William J. McBride(6)(12)	144,409	*
Stanley F. Baldwin(6)(13)	100,287	*
Jeffrey B. Child(6)(14)	91,892	*
Thomas E. Capps(15)(16)	88,365	*
Mary T. McCluskey, M.D.(6)(17)	80,228	*
Kay Coles James(6)(18)	54,532	*
Richard D. Shirk(6)(19)	53,031	*
Emerson U. Fullwood(6)(20)	22,008	*
Hala Moddelmog(6)(21)	14,548	*
Joseph W. Prueher(6)(22)	2,212	*
John W. Snow(6)(22)	2,212	*
All Directors and executive officers as a group (20 persons)	2,961,435	5.7%

(1)	Represents shares of our common stock owned by FMR LLC (“FMR”) as of December 31, 2010, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 14, 2011. The principal business address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109. FMR reported sole voting power with respect to 10,340 shares of common stock and sole dispositive power with respect to all 4,990,340 shares of common stock.

(2)	Represents shares of our common stock owned by T. Rowe Price Associates, Inc. (“T. Rowe”) as of December 31, 2010, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 10, 2011. The principal business address for T. Rowe is 100 East Pratt Street, Baltimore, Maryland 21202. T. Rowe reported sole voting power with respect to 775,100 shares of common stock and sole dispositive power with respect to all 4,722,464 shares of common stock.

(3)	Represents shares of our common stock owned by BlackRock, Inc. (“BlackRock”) as of December 31, 2010, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 3, 2011. The principal address for BlackRock is 40 East 52nd Street, New York, New York 10022. BlackRock reported voting and dispositive power with respect to all 3,967,987 shares of common stock.

(4)	Represents shares of our common stock owned by Baron Capital Group, Inc. (“Baron”) as of December 31, 2010, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 14, 2011. The principal business address for Baron is 767 Fifth Avenue, 49th Floor, New York, New York 10153. Baron reported voting and dispositive power with respect to all 3,377,252 shares of common stock.

(5)	Represents shares of our common stock owned by The Vanguard Group (“Vanguard”) as of December 31, 2010, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 10, 2011. The principal business address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reported sole voting power with respect to 79,723 shares of common stock and sole dispositive power with respect to 2,692,312 shares of common stock.

(6)	The address for this person is c/o AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462.

(7)	Includes options to purchase 799,339 shares of our common stock and 213,769 shares of restricted stock.

(8)	Includes options to purchase 216,246 shares of our common stock and 132,294 shares of restricted stock.

(9)	Includes options to purchase 184,564 shares of our common stock and 131,611 shares of restricted stock.

(10)	Dr. Reinhardt’s address is 351 Wallace Hall, Princeton University, Princeton, New Jersey 08554.

(11)	Includes options to purchase 133,982 shares of our common stock and 4,642 shares of restricted stock.

(12)	Includes options to purchase 106,983 shares of our common stock and 4,642 shares of restricted stock.

(13)	Includes options to purchase 66,533 shares of our common stock.

(14)	Includes options to purchase 58,868 shares of our common stock and 4,642 shares of restricted stock.

(15)	Mr. Capps’ address is c/o Dominion Resources, Inc., 100 Tredegar Street, Richmond, Virginia 23219.

(16)	Includes options to purchase 72,753 shares of our common stock and 4,642 shares of restricted stock.

(17)	Includes options to purchase 43,760 shares of our common stock and 35,128 shares of restricted stock.

(18)	Includes options to purchase 49,868 shares of our common stock and 4,642 shares of restricted stock.

(19)	Includes options to purchase 26,983 shares of our common stock and 4,642 shares of restricted stock.

(20)	Includes options to purchase 10,317 shares of our common stock and 4,642 shares of restricted stock.

(21)	Includes options to purchase 7,729 shares of our common stock and 4,642 shares of restricted stock.

(22)	Reflects 2,212 of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who beneficially own more than ten percent of our outstanding common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and stockholders holding ten percent or more of our outstanding common stock are required by SEC regulation to furnish to us copies of all Section 16(a) forms they file. Based solely on a review of the copies of Section 16(a) forms furnished to us and written representations from certain reporting persons that no other filings were required for those persons, other than as set forth below, we believe that all the Section 16(a) filing requirements applicable to our Directors, executive officers and greater than ten percent stockholders were complied with for the year ended December 31, 2010. Director Kay Coles James filed a Form 4 on December 2, 2010, six business days after the required filing date, in connection with the sale of 2,500 shares of common stock, and our Chief Accounting Officer, Margaret M. Roomsburg, filed a Form 4 on February 22, 2011 in connection with the withholding of shares to satisfy tax liability associated with vesting of restricted stock in 2007 and 2008 each for 202 shares of common stock.

CORPORATE GOVERNANCE

The Company maintains a corporate governance page on the Investor Relations section of its website at www.amerigroupcorp.com that includes information about its corporate governance practices, including the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics, charters for each of the three standing committees of the Board of Directors and the charter for the position of Lead Independent Director. Printed copies of these documents are available to any stockholder without charge upon written request to our Corporate Secretary at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462.

The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including the following:

•	The Board of Directors has adopted corporate governance principles;

•	A majority of the members of the Board of Directors are independent of the Company and its management within the meaning of the NYSE director independence standards;

•	The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and each committee has a charter which clearly establishes its purpose and responsibilities;

•	All members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are independent within the meaning of the NYSE director independence standards;

•	The independent members of the Board of Directors meet regularly without management participation in executive session chaired by our Lead Independent Director;

•	The Company has a Code of Business Conduct and Ethics that applies to its members of the Board of Directors as well as the Company’s officers and employees. The Code of Business Conduct and Ethics is administered by the Company’s Chief Compliance Officer and is posted on our intranet site and corporate website;

•	The Company’s Chief Compliance Officer has a direct reporting relationship to the Nominating and Corporate Governance Committee;

•	The Company has an anonymous hotline administered by a third party available to all employees by telephone or e-mail, and the Company’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters;

•	The Company has adopted an additional separate code of ethics that applies to its executive officers and finance executives;

•	The Company’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls and the Company’s General Auditor has a direct reporting relationship to the Audit Committee; and

•	The Company has a procedure by which stockholders can communicate directly with members of the Board of Directors.

PROPOSAL #1:

ELECTION OF DIRECTORS

The Company’s Board of Directors currently has eleven members all of whom, except Mr. Carlson, our Chairman, Chief Executive Officer and President, are independent within the meaning of the NYSE director independence standards. On August 5, 2010, the Board of Directors increased the size of the Board from nine Directors to eleven Directors and appointed Admiral Joseph W. Prueher, USN (Ret.) and John W. Snow to fill the resulting vacancies.

The Company’s Amended and Restated Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as the then total number of Directors constituting the entire Board of Directors permits, with the term of office of one class expiring each year at the Annual Meeting. Each class of Directors is elected for a term of three years, except in the case of elections to fill vacancies or newly appointed Directorships.

Four Directors will be elected at the Annual Meeting to serve until the Annual Meeting of Stockholders in 2014 or until the election and qualification of their successors, or their earlier death, resignation or removal. In addition, one Director will be elected to the class whose term expires at the Annual Meeting of Stockholders in 2013, so that each class will contain, as nearly as possible, one-third of the Directors serving on the Board of Directors, as required by the Amended and Restated Bylaws of the Company. This Director will serve until the Annual Meeting of Stockholders in 2013 or until the election and qualification of his successor, or his earlier death, resignation or removal. Unless otherwise indicated on any proxy, the shares that are represented by such proxy will be voted “FOR” each of the nominees whose biographical information appears in the section below. Each of the nominees is now serving as a Director of the Company. Each nominee has consented to being named in this proxy statement and to serve if elected. However, if at the time of the meeting any nominee is unable or unwilling to serve, the proxies will be voted for such other person as the Board of Directors may designate.

Vote Required

Directors will be elected by a plurality of the votes cast. In tabulating the vote, withheld votes and broker non-votes will be disregarded and have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” the election to the Board of Directors of each of the five nominees identified below.

Nominees for Director
(Terms to expire in 2014)

James G. Carlson	Mr. Carlson, age 58, has been one of our Directors since 2007. Mr. Carlson has been our Chief Executive Officer and President since September 1, 2007, and Chairman of the Board since May 8, 2008. Prior to that, he served as our President and Chief Operating Officer beginning in 2003. Previously, he served as an Executive Vice President of UnitedHealth Group and President of its UnitedHealthcare business unit, which served more than 10 million members in HMO and PPO plans nationwide. Mr. Carlson also serves on the Board of Directors of the National Kidney Foundation, Morningside College, America’s Health Insurance Plans and the Health Sector Advisory Council of Duke University’s Fuqua School of Business, in addition to numerous community charitable organizations.

Jeffrey B. Child	Mr. Child, age 51, has been one of our Directors since 2003. Since July 2004, Mr. Child has served as the Chief Financial Officer of a family office of an unaffiliated third party. From February 1999 through June 2003, Mr. Child served as a Managing Director, U.S. equity capital markets at Banc of America Securities LLC, where he was responsible for its public equity underwriting business in the United States. Prior to that, he served as Managing Director of Banc of America Securities’ health care group. Mr. Child previously served on the Boards of Directors of Fox Hollow Technologies, Inc. and ev3 Inc. Mr. Child also served as a Trustee of the Menlo Park City School District Board of Education from 2006 through 2010.

Richard D. Shirk	Mr. Shirk, age 65, has been one of our Directors since 2002. Mr. Shirk has been retired since 2002. Prior to that, Mr. Shirk served as Chairman and Chief Executive Officer of Cerulean Companies and as President and Chief Executive Officer of its wholly-owned subsidiary, Blue Cross and Blue Shield of Georgia. He has also held senior executive positions with CIGNA HealthCare, EQUICOR — Equitable HCA Corporation and The Equitable. Mr. Shirk also serves on the Board of Directors of the SSgA funds and a number of privately held companies.

John W. Snow	Dr. Snow, age 71, has been one of our Directors since August 2010. Dr. Snow is the President of JWS Associates, LLC, a strategic consulting firm. Prior to that, Dr. Snow served as the 73rd United States Secretary of the Treasury from February 2003 to June 2006. Prior to his appointment as Secretary of the Treasury, he served as the Chairman, President and Chief Executive Officer of CSX Corporation. Dr. Snow has also previously served in several senior roles at the United States Department of Transportation and has served as Chair of the Business Roundtable. Dr. Snow currently serves on the Board of Directors of Cerberus Capital Management LP as non-executive chair, and on the Board of Directors of International Consolidated Airlines Group, Marathon Oil Corporation and Verizon Communications.

Nominees For Director (Terms to Expire in 2013)

Admiral Joseph W. Prueher, USN (Ret.)	Admiral Prueher, age 68, has been one of our Directors since August 2010. He has served as the first James R. Schlesinger Distinguished Professor at the University of Virginia’s Miller Center of Public Affairs since 2009 and as a Consulting Professor and Senior Advisor at Stanford University since 2001. Admiral Prueher served as the United States Ambassador to China from 1999 to 2001. Admiral Prueher was the commander-in-chief of the U.S. Pacific Command and the senior military commander of the Army, Navy, Marine Corps and Air Force troops in the Pacific and Indian Oceans during his 35 year career in the United States Navy. He serves on the Boards of Directors of New York Life, Emerson Electric Co. and Fluor Corporation. Admiral Prueher formerly served on the Boards of Directors of Merrill Lynch & Co., Inc., Bank of America Corporation and The Wornick Company a wholly-owned subsidiary of TWC Holding LLC.

Directors Continuing in Office (Terms to expire in 2012)

Thomas E. Capps	Mr. Capps, age 75, has been one of our Directors since 2005. In 2007, Mr. Capps retired as Chairman of the Board of Directors of Dominion Resources, Inc., a national producer and transporter of energy, a position he had held since 2005. Prior to that, Mr. Capps served as the Chairman and Chief Executive Officer of Dominion Resources, Inc. Mr. Capps also serves on the Boards of Directors of Associated Electric and Gas Insurance Service and The Shaw Group, Inc. On May 7, 2009, Mr. Capps was re-elected as a Director of the Company for a three-year term that expires in 2012.

Emerson U. Fullwood	Mr. Fullwood, age 63, has been one of our Directors since 2009. Mr. Fullwood retired from Xerox Corporation, a business process and document management company, in June 2008 after serving as Corporate Vice President, Executive Chief Staff and Marketing Officer for Xerox North America since 2004. Prior to that, Mr. Fullwood was President of the Xerox Channels Group and held several executive and general management leadership positions with Xerox. Mr. Fullwood currently serves as a Director of the Vanguard Group, the Vanguard Funds and SPX Corporation and previously served on the Board of Directors of General Signal Corporation. He also serves on the Boards of Directors of North Carolina A&T State University, the United Way of Rochester, the University of Rochester Medical Center, the Rochester Boy Scouts of America, Monroe Community College Foundation, the Urban League and Colgate Rochester Crozier Divinity School. On May 7, 2009, Mr. Fullwood was re-elected as a Director of the Company for a three-year term that expires in 2012.

William J. McBride	Mr. McBride, age 66, has been one of our Directors since 1995. Mr. McBride has been retired since 1995. Prior to that, Mr. McBride was President, Chief Operating Officer and a Director of Value Health, Inc. and President and Chief Executive Officer of CIGNA Healthplans, Inc. Mr. McBride also serves on the Board of Directors of Magellan Health Services, Inc., a specialty health care management organization, and a number of privately held companies. On May 7, 2009, Mr. McBride was re-elected as a Director of the Company for a three-year term that expires in 2012.

Directors Continuing in Office (Terms to expire in 2013)

Kay Coles James	Ms. James, age 61, has been one of our Directors since 2005. She is the President of The Gloucester Institute, a non-profit organization focused on developing future leaders. From June 2001 to January 2005, Ms. James served as Director, U.S. Office of Personnel Management, where she was principal human resources advisor to President George W. Bush. She has also served as Secretary of Health and Human Services for the Commonwealth of Virginia; Senior Fellow at The Heritage Foundation; and Assistant Secretary of the U.S. Department of Health and Human Services. She currently serves on the Board of The Heritage Foundation, the National Board of The Salvation Army, the Board of Trustees of Virginia Commonwealth University and the Board of Directors of The PNC Financial Services Group, Inc. On May 13, 2010, Ms. James was re-elected as a Director of the Company for a three-year term that expires in 2013.

Hala Moddelmog	Ms. Moddelmog, age 55, has been one of our Directors since 2009. She is the President of Arby’s Restaurant Group, Inc., an international quick service restaurant company. From 2009 to 2010, she served as Chief Executive Officer of Catalytic Ventures, LLC, a company she founded to consult and invest in the food service industry. From 2006 to 2009, Ms. Moddelmog served as the President and Chief Executive Officer of the Susan G. Komen for the Cure Foundation. From 1995 to 2004, she was the President of Church’s Chicken, a division of AFC Enterprises. Ms. Moddelmog previously served on the Boards of Directors of Fiesta Brands, Inc., HyperActive Technologies and AMN Healthcare Services, Inc. On May 13, 2010, Ms. Moddelmog was re-elected as a Director of the Company for a three-year term that expires in 2013.

Uwe E. Reinhardt, Ph.D.	Dr. Reinhardt, age 73, has been one of our Directors since 2002. He is the James Madison Professor of Political Economy and Public Affairs of Princeton University where he has taught since 1968. He is a Trustee of Duke University and of its Duke University Health System, a Trustee of the H&Q Healthcare Investors and H&Q Life Sciences Investors investment funds, and a member of the Editorial Board of the Journal of the American Medical Association, Health Affairs and several other journals. Dr. Reinhardt serves on the Board of Boston Scientific Corporation. He is a Commissioner on the Henry J. Kaiser Family Foundation’s Commission on Medicaid and the Uninsured. On May 13, 2010, Dr. Reinhardt was re-elected as a Director of the Company for a three-year term that expires in 2013.

Information About our Board of Directors and its Committees

The Board of Directors met eight times in 2010, all of which were regularly scheduled meetings. Each Director attended at least 75% of all Board of Directors and applicable committee meetings in 2010. Directors are encouraged to attend the Annual Meeting. In 2010, all of the then current Directors attended the Annual Meeting.

None of the current Directors, except Mr. Carlson, our Chairman, Chief Executive Officer and President, has any other material relationship with the Company (directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company) other than as a Director or stockholder of the Company. On this basis, the Board of Directors has affirmatively determined that each of the current Directors, except for Mr. Carlson, is independent within the meaning of the NYSE’s director independence standards.

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member or all members of the Board of Directors, the Lead Independent Director, or the members of any Board committee or any chair of any such committee by mail or electronically. To communicate with any of the foregoing, correspondence should be addressed to the Board of Directors or any such individual Director or group of Directors or Board committee or chair of such committee by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462. All communications received will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of Directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope or e-mail is addressed. Members of the Board of Directors may be contacted electronically by sending an e-mail to corpbod@amerigroupcorp.com. The e-mail should indicate whether it is directed to the Board of Directors as a whole, the Lead Independent Director, or to specific Director(s) or committee chair.

The independent Directors meet periodically in executive sessions without the participation of management. Executive sessions are currently scheduled to be held either on the day prior to or the day of each of the four regularly scheduled in-person meetings of the Board of Directors. Richard D. Shirk currently serves as our Lead Independent Director and he presides at executive sessions. The Lead Independent Director also performs other duties as described below under “Board Leadership Structure” on page 21.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee will consider Director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder, although, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. The process to recommend a Director candidate and the information required to be submitted by a stockholder in connection with such recommendation is set forth in the Question and Answer section of this proxy on page 6 under the question “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as Directors?”

The Board of Directors is responsible for selecting the nominees for election to the Board of Directors. It is the responsibility of the Nominating and Corporate Governance Committee to develop selection criteria for Board of Directors membership and to review and consider prospective Board of Directors candidates, as more fully discussed below.

When the Board of Directors determines that an additional Director should be added to the Board or a vacancy needs to be filled, the Nominating and Corporate Governance Committee, working closely with the full Board of Directors and management, develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include:

•	the current composition of the Board;

•	the range of talents, experiences and skills that would best complement those already represented on the Board;

•	the balance of management and independent Directors; and

•	the need for financial or other specialized expertise.

Diversity is among the many factors that the Board and Nominating and Corporate Governance Committee consider in evaluating prospective nominees. Diversity, as considered by the Board and the Nominating and Corporate Governance Committee, can encompass many attributes, from business experience to substantive experience to life experiences to age, gender and race. Applying these criteria, the Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Nominating and Corporate Governance Committee may from time-to-time retain third-party executive search firms that specialize in identifying potential Directors.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Nominating and Corporate Governance Committee collects and reviews available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairperson or another member of the Nominating and Corporate Governance Committee, or a retained third-party search firm, contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, and conducts one or more interviews with the candidate. After completing this evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the Board of Directors as to the persons who should be elected to the Board, and the Board makes its decision after considering the recommendation and report of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a Director of the Company are that a nominee demonstrates, by significant accomplishment in his or her field an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and has an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company.

Admiral Prueher and Dr. Snow, who were appointed as Directors subsequent to the 2010 Annual Meeting of Stockholders, were recommended to the Nominating and Corporate Governance Committee by members of our Board of Directors. Members of the Board, including members of the Nominating and Corporate Governance Committee, met with Admiral Prueher and Dr. Snow to discuss service on our Board. The Board also requested and reviewed detailed information regarding the candidates’ experiences and qualifications. Following this process, the Nominating and Corporate Governance Committee recommended and the Board appointed Admiral Prueher and Dr. Snow as Directors.

We believe that all of our Directors have high standards of integrity, commitment and independence of thought and judgment and possess an impeccable record and reputation for honest and ethical conduct. We also consider our Directors to have a diverse set of business and personal experiences, backgrounds and expertise, and to be diverse in terms of age, gender and race. When analyzing whether our Directors and nominees for election at the Annual Meeting have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused on the information as summarized in each of the Directors’ individual biographies set forth on pages 11 through 14. The Nominating and Corporate Governance Committee and the Board of Directors also found the following attributes and qualifications of our Directors to be particularly meaningful in considering their nomination to, and continued service on, our Board of Directors:

Thomas E. Capps — Mr. Capps had a long tenure as the Chief Executive Officer of Dominion Resources, Inc. As a result, he is able to provide our Board with valuable business, leadership and management insights related to strategic direction and operational excellence for a complex business. Mr. Capps’ experience leading Dominion through the growth of its business by, among other things, market expansion and acquisitions, provides background and insights as we implement our growth strategies. Further, as a result of his service as Chairman and Chief Executive Officer of a publicly traded company, he is able to provide unique insight to our Chairman and Chief Executive Officer on critical strategic issues.

James G. Carlson — Mr. Carlson has over 30 years of experience in the health care industry. He has held positions of increasing responsibility with large, complex managed care organizations. He served as our Chief Operating Officer from 2005 to 2007 and as our Chief Executive Officer from 2007 to the present. Through these experiences, he has developed in-depth knowledge of the managed care industry generally and our Company in particular. He is able to provide the Board with valuable business, leadership and management experience and insights into the Company and its industry.

Jeffrey B. Child — Mr. Child previously served as a senior investment banker for Banc of America Securities LLC, where a significant portion of his focus was on health care companies and transactions. As a result, Mr. Child is able to provide our Board with critical insights on corporate finance and strategic transactions. In addition, Mr. Child’s knowledge of health care developed through his health care investment banking experience, seven years of service on our Board and his prior service on the board of directors of a publicly traded medical device company provides Mr. Child with additional expertise with respect to the health care industry. Additionally, Mr. Child brings substantial financial expertise to the Board, providing an understanding of financial statements, corporate finance and capital markets.

Emerson U. Fullwood — Mr. Fullwood has extensive executive management experience in positions of increasing responsibility with Xerox Corporation. Mr. Fullwood has substantial experience of profit and loss management responsibility for significant lines of business. These experiences provide him with valuable insights as a Director of the Company, particularly with respect to operations and finance matters.

Kay Coles James — Ms. James is well-versed in health care policy as a result of her service as the Director of the U.S. Office of Personnel Management, which, among other responsibilities, designs and administers the health insurance program for Federal employees and retirees and manages policies and programs for the recruitment, training, promotion and compensation of the Federal workforce. Ms. James was appointed by the U.S. Secretary of Health and Human Services to the Medicaid Advisory Commission and previously served as the Assistant Secretary of the U.S. Department of Health and Human Services as well as the Secretary of Health and Human Services for the Commonwealth of Virginia. As a result, Ms. James brings to the Board substantial insights on Federal and state government health care policy. Ms. James also serves on the board of directors of a large publicly traded financial institution so she is able to provide additional input on developing best practices for public companies in areas such as risk oversight.

Hala Moddelmog — Ms. Moddelmog currently serves as the President of a publicly traded company and has extensive executive management and marketing experience in positions of increasing responsibility with large, complex businesses. These experiences provide her with valuable insights, particularly with respect to operations and marketing matters. Ms. Moddelmog previously served as a director of a publicly traded health care staffing company and recently served as President and Chief Executive Officer of a large not-for-profit breast cancer advocacy and awareness company. As a result, Ms. Moddelmog is able to bring to the Board experience and knowledge of health care from alternate perspectives.

William J. McBride — Mr. McBride has significant experience as an executive and director of large managed care organizations. As a result, he is able to provide our Board with valuable business, leadership and management experience and insights into nearly all aspects of our business and industry. Mr. McBride also previously served as President, Chief Operating Officer and a Director of Value Health, Vice President and Controller of INA Corporation’s Life and Healthcare Group and Vice President of Finance for CIGNA’s Affiliated Business Group. As a result, Mr. McBride also brings to the Board substantial financial expertise, providing an understanding of financial statements and accounting issues. This experience qualifies Mr. McBride to serve on our Audit Committee, where he also meets the requirements of an “audit committee financial expert” as described on page 19. Finally, Mr. McBride has served on our Board of Directors for over 15 years, making him our longest-serving Director, which provides him with deep institutional knowledge of our Company.

Admiral Joseph W. Prueher, USN (Ret.) — Admiral Prueher has extensive leadership experience through his military and governmental service positions. Admiral Prueher’s extensive public sector experience will be valuable at a time of change in the health care industry, when the coordination between the private and public sectors is particularly important. Additionally, Admiral Prueher serves on the board of directors of large publicly traded companies that operate in highly regulated, complex environments, so he is able to provide our Board with additional input on developing best practices for public companies in areas such as risk oversight, strategic planning and corporate governance matters.

Uwe E. Reinhardt, Ph.D. — Dr. Reinhardt is recognized as one of the nation’s leading authorities on health care economics and is a frequent lecturer and writer on the subject. Dr. Reinhardt has served on a number of government commissions and advisory boards, among them the congressional Physician Payment Review Commission, the National Council on Health Care Technology of the U.S. Department of Health and Human Services, the Special National Advisory Board of the U.S. Department of Veterans Affairs, the National Advisory Board of the Agency for Healthcare Research and Quality, the Kaiser Commission on Medicaid and the Uninsured and the World Bank External Advisory Panel for Health, Nutrition and Population. He is the President of the International Health Economics Association, is on the Board of the National Institute of Health Care Management, and is Chairman of the Coordinating Committee of the Commonwealth Fund’s International Program in Health Policy. Dr. Reinhardt also serves or has served as a member of numerous editorial boards, including the Journal of Health Economics, the Milbank Memorial Quarterly, Health Affairs, the New England Journal of Medicine, and the Journal of the American Medical Association. Dr. Reinhardt’s experience allows him to provide the Board with a deep understanding of the financing and economics of our Federal and state health care systems, as well as substantial insight on health care policy.

Richard D. Shirk — Mr. Shirk has significant experience as an executive and director of large managed care organizations. As a result, he is able to provide our Board with valuable business, leadership and management experience and insights into all aspects of our business and industry. As a former Chief Executive Officer of a managed care organization, Mr. Shirk is also able to provide our Board and senior management team with significant expertise on the operations of a business in our industry.

John W. Snow — Dr. Snow had a long tenure as the Chief Executive Officer of CSX Corporation, a large public corporation in an industry subject to significant governmental and regulatory oversight. As a result, he is able to provide our Board with valuable insights related to the operational, financial and strategic leadership of a complex business with significant governmental interaction. In addition, as a result of his service as the Secretary of the Treasury, he is able to provide insight to our executives and directors on governmental and financial issues, including the budget considerations and financing of the Medicare and Medicaid programs. Additionally, Dr. Snow serves on the board of directors of large, complex publicly traded companies, so he is able to provide our Board with additional input on developing best practices for public companies in areas such as risk oversight, strategic planning and corporate governance matters.

Committees of the Board

The Board of Directors has three standing committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. Each committee is governed by a charter, a current copy of which is available on the Investor Relations section of our website at www.amerigroupcorp.com. A copy of each charter is also available in print without charge to stockholders upon request, addressed to the Corporate Secretary at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462.

The Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Kay Coles James (Chair), Jeffrey B. Child, Hala Moddelmog, and Uwe E. Reinhardt, Ph.D., each of whom, the Board has determined in its business judgment, is an independent Director within the meaning of the NYSE director independence standards. The Nominating and Corporate Governance Committee met nine times during 2010.

The functions of the Nominating and Corporate Governance Committee include the following:

•	identifying and recommending to the Board of Directors individuals qualified to serve as Directors of the Company;

•	recommending to the Board of Directors the Directors to serve on committees of the Board of Directors;

•	advising the Board of Directors with respect to matters of Board of Directors composition, procedures and committees;

•	developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally;

•	developing and recommending to the Board of Directors a Code of Business Conduct and Ethics and overseeing such matters generally;

•	overseeing the Company’s compliance program; and

•	overseeing the annual evaluation of the Board of Directors.

As discussed above under “Identifying and Evaluating Nominees for Director”, the Nominating and Corporate Governance Committee has a significant role in identifying, recruiting, vetting and recommending Director nominees.

The Audit Committee

The members of the Audit Committee are William J. McBride (Chair), Jeffrey B. Child, Emerson U. Fullwood and Richard D. Shirk, each of whom, the Board of Directors has determined in its business judgment, is an independent Director within the meaning of the NYSE director independence standards and satisfies the financial literacy requirements of the NYSE listing standards. Based on his business experience previously described on page 17 of this proxy statement, as well as his prior experience as a certified public accountant and a chief financial officer, the Board of Directors has determined that Mr. McBride is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Securities Act of 1933. The Audit Committee met 13 times in 2010.

Management is responsible for the preparation of the Company’s consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. KPMG LLP, as the independent registered public accounting firm for the Company, is responsible for performing an independent audit of our consolidated financial statements and of the Company’s internal control over financial reporting and issuing reports thereon, in accordance with standards established by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for reviewing the financial information which will be provided to stockholders and others, the systems of internal controls, which management and the Board of Directors have established, the performance and selection of an independent registered public accounting firm, and the Company’s audit and financial reporting processes.

Further, the Audit Committee:

•	approves the scope of audits and other services to be performed by the Company’s independent registered public accounting firm and internal auditors;

•	considers whether the performance of any professional service by the independent registered public accounting firm, other than services provided in connection with the audit function, could impair the independence of the outside independent registered public accounting firm;

•	reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls; reviews the Company’s financial performance quarterly prior to the release of earnings;

•	reviews management’s discussion and analysis in the interim unaudited consolidated financial statements each quarter before the Company files its quarterly report on Form 10-Q with the SEC; and

•	reviews management’s discussion and analysis in the Annual Report on Form 10-K before the Company files it with the SEC.

It is the Company’s policy that all fees paid to the independent registered public accounting firm that performs the independent audit of the Company’s financial statements be pre-approved by the Audit Committee. All requests for fee pre-approval must first be presented to the Company’s General Auditor along with information about the nature of the proposed engagement including the amount of the fee and its timing. If the General Auditor deems the engagement appropriate, he will arrange to have the engagement presented to the Audit Committee for pre-approval. All engagements must be pre-approved by the Audit Committee prior to entering into an agreement for or commencing services.

The Audit Committee Report

The Audit Committee has reviewed Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed under the PCAOB standards, SEC rules and by the American Institute of Certified Public Accountants Statement of Auditing Standards No. 114.

Communication with the Audit Committee

The Audit Committee received and reviewed the written disclosures from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence. The Audit Committee considered whether the provision of non-audit services was compatible with KPMG LLP’s independence in performing audit services.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on February 23, 2011.

Members of the Audit Committee:

William J. McBride (Chair)
Jeffrey B. Child
Emerson U. Fullwood
Richard D. Shirk

The Compensation Committee

The members of the Compensation Committee are Richard D. Shirk (Chair), Thomas E. Capps, Kay Coles James and William J. McBride, each of whom, the Board of Directors has determined in its business judgment, is an independent Director within the meaning of the NYSE director independence standards. The Compensation Committee met seven times in 2010.

The Compensation Committee, among other things, sets the overall compensation philosophy of the Company, considers management proposals relating to compensation, reviews and makes recommendations to the Board of Directors with respect to compensation and benefit issues, administers the terms of performance-based compensation programs with respect to the executive officers of the Company and reviews and recommends Director compensation to the Board of Directors for approval.

Compensation Committee Interlocks and Insider Participation

During 2010, our Compensation Committee consisted of Messrs. Shirk (Chair), McBride and Capps and Ms. James, none of whom was at any time during fiscal 2010 or at any other time, an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.

The Compensation Committee Report

Management of the Company has prepared the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement, and the Compensation Committee of the Board of Directors has reviewed and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the SEC on February 23, 2011.

Members of the Compensation Committee:

Richard D. Shirk (Chair)
Thomas E. Capps
Kay Coles James
William J. McBride

Board Leadership Structure

One of the Board’s key responsibilities is to evaluate and determine its appropriate leadership structure in order to provide independent oversight of management and to discharge its responsibility to oversee the business and affairs of the Company. The Board believes that the appropriate Board leadership structure varies from company to company as circumstances warrant. Our Board evaluates and considers changes to its leadership structure on at least an annual basis. The Nominating and Corporate Governance Committee also evaluates the leadership structure of our Board on at least an annual basis and stays informed with respect to the corporate governance dialogue regarding an independent Chairman versus a combined Chairman/Chief Executive Officer leadership model.

Since the Company’s incorporation, the Company’s Chief Executive Officer has also served as the Chairman of the Board. Based on the Board’s most recent review, the Board continues to believe that this leadership structure is optimal for the Company for the following reasons:

•	the current structure results in the most effective leadership to help the Board discharge its oversight duties;

•	the Chief Executive Officer, as the individual with primary responsibility for managing the Company’s day-to-day operations, is also best positioned to provide Board leadership that is aligned with our stockholders’ interests as well as the Company’s needs;

•	the Chief Executive Officer is well situated to identify the key risks facing our organization and ensure that these risks are brought to the attention of the Board (see discussion below under “The Board’s Role in Risk Oversight”); and

•	having one leader serving as both the Chairman and Chief Executive Officer provides decisive leadership while reducing the likelihood of confusion about leadership roles and duplication of efforts, and allows the Company to speak with one voice.

After reviewing the qualifications of all of our Directors, the Board believes that James G. Carlson is the Board member best suited to lead the Board in its oversight responsibilities. Mr. Carlson has served as the Company’s Chairman and Chief Executive Officer since May 2008. In making this determination, the Board considered Mr. Carlson’s over 30 years of experience in health care, including service with managed care organizations that require similar breadth, expertise and knowledge as required by the Company. The Board also considered Mr. Carlson’s service as Chief Operating Officer and President of the Company from 2003 until his promotion to Chief Executive Officer. His knowledge, expertise and leadership regarding the issues and risks affecting our business are important to the Board in overseeing the business and affairs of the Company.

In considering its current leadership structure of a combined Chairman/Chief Executive Officer, the Board has taken into account a number of structural safeguards that serve to preserve the Board’s independent oversight of management. First, the Board is comprised entirely of independent Directors (other than Mr. Carlson) who are highly qualified and experienced, and who exercise a strong, independent oversight function. Second, as specified in our Corporate Governance Principles, the Board has designated one of its independent members as Lead Independent Director and equipped him with significant authority and responsibilities (described below). Third, a number of Board and committee processes and procedures, including regular executive sessions of independent Directors and annual evaluations of our Chief Executive Officer’s performance against pre-determined goals, provide independent oversight of our Chief Executive Officer’s performance. The Board believes that these safeguards provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis, as well as preserve the Board’s independent oversight of management.

The position of Lead Independent Director currently held by Richard D. Shirk, has significant authority and responsibilities. The authority and responsibilities of the Lead Independent Director are detailed in a Board-approved Charter under which the Lead Independent Director has the following specific responsibilities, among others:

•	if the Chairman is unable to attend a Board meeting, to act as Chairman of such Board meeting;

•	serve as principal liaison between the independent Directors and the Chairman;

•	approve the quality, quantity and timeliness of the information sent to the Board as well as approving Board meeting agenda items;

•	approve Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	have the authority to call meetings of the independent Directors and to set the agendas for and chair the meetings of the independent Directors;

•	if requested by stockholders, ensure that he or she is available, when appropriate, for consultation and direct communication;

•	perform such other duties as the Board shall from time-to-time delegate; and

•	preside at executive sessions of the independent Directors.

The Charter of the Lead Independent Director can be found on the Investor Relations section of our website at www.amerigroupcorp.com.

The Board’s Role in Risk Oversight

The Board executes its oversight responsibility for risk management directly and primarily through its three standing Committees, as follows:

•	In connection with every regularly scheduled quarterly Board meeting, the Board receives a detailed report of the most significant risks affecting the Company from members of the Company’s executive management team, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel. The Board and management discuss these risks, which may be operational, financial, macroeconomic, legal, compliance-related, regulatory, political or others. Further, the Board is routinely informed of developments affecting the Company’s risk profile or other aspects of its business.

•	The Audit Committee has responsibility for overseeing the Company’s processes for risk assessment and risk management. The Company’s General Auditor, who reports independently to the Audit Committee, facilitates the risk management program. The Audit Committee’s meeting agendas include discussions of individual risk areas throughout the year, as well as an annual summary of the risk management process. In addition, the Audit Committee has oversight of the Company’s investment policy and receives a quarterly report of the Company’s portfolio holdings which details, among other things, the portfolio’s investment return and credit and liquidity risks.

•	The Compensation Committee oversees risks associated with our compensation policies and practices. As described on pages 27-29, the Compensation Committee considers and attempts to mitigate excessive risk taking through the structure of our compensation programs.

•	The Nominating and Corporate Governance Committee has primary responsibility for overseeing the Company’s compliance program and compliance risks. The Company’s Chief Compliance Officer, who reports independently to the Nominating and Corporate Governance Committee, facilitates the compliance program. The Nominating and Corporate Governance Committee regularly receives a detailed report from the Chief Compliance Officer regarding the Company’s compliance program activities.

•	The Board of Directors is kept abreast of its standing committees’ risk oversight and other activities via regular reports of the committee chairpersons to the full Board.

•	Our Chairman and Chief Executive Officer keeps the Board informed of specific risk topics affecting our business to the extent needed between regularly scheduled Board meetings through special meetings, ad hoc conference calls and postings to a secure Board-only web portal.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

We review all relationships and transactions in which the Company and our Directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such Director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

In the course of the Board of Directors’ determination regarding the independence of each of the non-employee Directors, the Board considered certain commercial transactions between the Company and third parties where one of our Directors serves on the board of that third party. The Board determined that the amount of sales to, or purchases from the respective third party was below the greater of $1 million or two percent of the annual revenue of that third party and the Company, and that the transactions otherwise were not directly influenced by and did not significantly benefit the Directors. The Board also considered the fact that certain of our Directors serve on the boards of institutional investors that own shares of our common stock. The Board determined that none of these transactions presented an actual or apparent conflict of interest or adversely affected the Directors’ independence. No member of our Board or management was aware of any relevant transactions other than those described in this section.

Indemnification Agreements

The Company has entered into an indemnification agreement with each of its Directors and executive officers. The indemnification agreement provides that the Director or executive officer will be indemnified to the fullest extent permitted by law for claims arising in such person’s capacity as a Director or executive officer. The agreement further provides that in the event of a change of control of the Company, the Company would seek legal advice from an approved special independent counsel selected by the Director or executive officer, who has not performed services for either party for five years, to determine the extent to which the Director or executive officer would be entitled to an indemnity under applicable law. Also, in the event of a change of control or a potential change of control, the Company would, at the Director’s or executive officer’s request, establish a trust in an amount equal to all reasonable expenses anticipated in connection with investigating, preparing for and defending any claim. The Company believes that these agreements are necessary to attract and retain skilled management and Directors with experience relevant to our industry.

PROPOSAL #2:

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Upon the recommendation of our Audit Committee, the Board of Directors has appointed KPMG LLP to serve as our independent registered public accounting firm for 2011. KPMG LLP has served in this capacity since 1994. We are asking our stockholders to ratify the Board of Directors’ appointment of KPMG LLP as our independent registered public accounting firm for 2011. No Director or executive officer of the Company has any substantial interest in the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Although ratification is not required under our Amended and Restated By-Laws or otherwise, the Board of Directors is submitting the selection of KPMG LLP to our stockholders as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may, subject to the approval of the Board of Directors, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required for ratification of the Board of Directors’ appointment of KPMG LLP as our independent registered public accounting firm. In tabulating the vote, we will count abstentions as having the same effect as voting against the proposal and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” such ratification.

Independent Registered Public Accounting Firm’s Fees

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for 2010 and 2009 and for fees billed for other services rendered by KPMG LLP:

Fee Category	Fiscal 2010 Fees	Fiscal 2009 Fees

Audit Fees	$1,447,000	$1,497,000
Audit-Related Fees	180,077	150,342
All Other Fees	1,000	43,000

Total Fees	$1,628,077	$1,690,342

Audit Fees

Audit Fees consisted of fees billed for professional services rendered for the audits of the Company’s consolidated financial statements, the audits of the Company’s internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. The aggregate Audit Fees billed for each of the last two fiscal years are set forth in the above table.

Audit-Related Fees

Audit-Related Fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under

“Audit Fees.” These services include employee benefit plan audits and attestation services that are required by statute or regulation. The aggregate Audit-Related Fees billed for each of the last two fiscal years are set forth in the above table.

All Other Fees

All Other Fees consisted of assistance and consultations related to state examiner reviews and regulatory compliance advisory services. The aggregate All Other Fees billed for each of the last two fiscal years are set forth in the above table.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This CD&A reviews the compensation policies and decisions of our Compensation Committee with respect to the 2010 performance of our executive officers listed below and in the Summary Compensation Table on page 43 (the “named executive officers” or “NEOs”).

•	Chairman, Chief Executive Officer and President — James G. Carlson

•	Executive Vice President and Chief Financial Officer — James W. Truess

•	Executive Vice President and Chief Operating Officer — Richard C. Zoretic

•	Former Executive Vice President, Chief Legal Officer and Secretary Emeritus — Stanley F. Baldwin

•	Executive Vice President and Chief Medical Officer — Mary T. McCluskey, M.D.

In 2010, despite what continued to be a challenging macroeconomic environment, our Company demonstrated strong financial and operational performance. Our 2010 results included the following:

•	We earned net income of $273.4 million, or $5.40 earnings per diluted share (“EPS”), compared to net income of $149.3 million, or $2.85 earnings per diluted share, for the prior year;

•	Our total revenues grew to $5.8 billion, an 11.9% increase over the prior year;

•	Our membership grew by 143,000, or 8.0% over the prior year, to 1,931,000 members at the end of 2010;

•	Our medical costs to premium revenue ratio decreased from 85.4% in 2009 to 81.6% in 2010 reflecting moderating cost trends and effective utilization management by our clinical teams;

•	We continued to operate efficiently, with a selling, general and administrative expense ratio of 7.8% of total revenues in 2010;

•	We expanded our service offerings to additional members in New Jersey through acquisition, and in Tennessee as a result of the State’s newly created TennCare CHOICES program focusing on long-term care services; and

•	We made significant improvements in clinical quality for our members and customer service with respect to our call center and claims payment operations.

Additional information about our financial and operational results for 2010 can be found in the Company’s 2010 Annual Report on Form 10-K under the section titled Management’s Discussion and Analysis of Financial Condition and Results of Operations filed with the SEC on February 23, 2011.

Our strong financial and operational results were driven by the leadership and performance of our NEOs, who significantly outperformed their financial goals related to EPS, operating margin and capital efficiency, and achieved, in aggregate, their operational goals related to clinical quality and customer service improvements. Additional information on our NEOs performance in 2010 is discussed below in Section III of this CD&A.

Our executive compensation philosophy emphasizes ‘pay-for-performance’, which means that the compensation realized by our NEOs can and will vary substantially based on the performance of the Company and the NEOs with respect to their financial and operational goals. For example, our failure in 2009 to achieve all our financial goals resulted in annual cash bonus awards to our NEOs that were far below target award levels. Conversely, our strong 2010 performance resulted in incentive compensation awards which were commensurate with the performance and results achieved and well above both 2010 target levels and 2009 awards. We believe that this ‘flexing’ of incentive compensation awards above target in years of exceptional performance and below target in years when goals are not met illustrates that our compensation programs are properly aligned to drive performance and the creation of stockholder value.

Overall, we believe the objectives of our 2010 compensation program were met because our NEOs were motivated to focus on specific areas of the business that are critical not only to our financial and operational success but also to the quality of care of our members and satisfaction of our state customers. In addition, we maintained continuity among our executive leadership group which we view as essential given the challenges presented by the macroeconomic environment and the potential growth opportunities for our industry under health care reform.

In 2010 and in the first quarter of 2011, our Company and Compensation Committee took the following actions with respect to our executive compensation program:

•	After a 2009 salary freeze for NEOs, we increased the base salaries of the NEOs by a modest 2.5% for 2010.

•	We made changes to our equity compensation program for 2010 awards, including:

-	changing the mix of annual equity awards to include 25% non-qualified stock options, 25% time-based vesting restricted stock and 50% performance-based vesting restricted stock;

-	eliminating the use of premium stock options; and

-	modifying the mix of “outperform” equity grants (described in Section II of this CD&A) such that any future outperform awards will be comprised solely of restricted stock.

•	We recognized the competitive challenges facing our industry and the attractiveness of our talented management team to competitors in light of the opportunities presented by health care reform, and in March 2010 we made a special, retention-focused equity award with longer-than-typical vesting and holding periods to key executives who we believe are integral to the future success of our business and execution of our strategic plan.

•	We amended our insider trading policy to formalize our practice of prohibiting our Directors, officers and employees from entering into hedging transactions with respect to the Company’s securities.

•	We approved changes to our long-term incentive compensation program for 2011 and future years to merge the formerly separate cash and equity components into a combined program. Under the new program, each NEO’s long-term incentive target award value will be allocated among stock options, time-based vesting restricted stock, performance-based cash and performance-based equity awards. The performance-based awards will be measured against certain financial metrics over a three-year period.

The remainder of this CD&A discusses each of the above and our overall program in much greater detail. It is organized in the following four sections:

Section I — Our Executive Compensation Program Objectives and Program Administration

This section discusses our executive compensation program objectives and core principles and the roles and responsibilities of the Compensation Committee, our independent Directors, certain executive officers and retained compensation consultants in the administration of our executive compensation programs.

Section II — Our Industry Peer Group, Total Compensation and Setting Target Compensation

This section discusses total compensation for our NEOs, our method of setting target total compensation, including our use of industry peer company information for benchmarking, and the components of our compensation program, including salary, annual cash bonuses (referred to as “MJO Bonuses”), long-term cash incentive awards (referred to as “LTIP Awards”) and equity awards.

Section III — 2010 Performance Goals, Performance Evaluation and Compensation Awards in 2010

This section discusses the performance goals applicable to our Company and NEOs for 2010, the Company’s and the NEOs’ actual performance against those goals and the Compensation Committee’s decisions regarding awards to our NEOs in 2010.

Section IV — Additional Information Regarding Our Compensation Programs

This section discusses other information regarding our executive compensation program, including our equity granting practices, equity ownership guidelines, clawback provisions, employee benefits, perquisites, our change in control benefit policy, our severance policy and employment and compensation agreements with certain NEOs.

Section I — Our Executive Compensation Program Objectives and Program Administration

Executive Compensation Program Objectives

Our executive compensation program seeks to provide incentives for executives to enhance Company performance, to create stockholder value and attract and retain superior executive talent. Our program is based upon the following core principles:

•	Pay-for-Performance: We emphasize pay-for-performance and believe that actual compensation should be closely aligned with Company and individual performance. We measure Company performance against financial and non-financial performance goals, such as customer service and quality of care for our members, as well as against the performance of our Industry Peer Group (described below) and the Standard & Poor’s (“S&P”) Healthcare Index. We measure an individual’s performance against major job objectives (“MJOs”) applicable to that individual’s position and responsibilities. MJOs are generally related to the attainment of specific financial, operational or business initiatives and goals. We believe that tying executive compensation to performance is the best way to encourage financial performance in a responsible manner while taking into consideration operational performance goals.

•	Compensation Aligned with Stockholder Interests: We believe that compensation should be directly linked to, and provide incentives for, the creation of stockholder value and delivery of stockholder return. Accordingly, certain components of our NEOs’ compensation are directly linked to the Company’s achievement of EPS targets and total stockholder return.

•	Market-Competitive Compensation: We operate in a highly competitive industry where there is a great demand for talented executives. We need to maintain market-competitive compensation programs in order to attract and retain talented executives. As a result, we structure our compensation programs to be competitive with other organizations in our industry and with organizations with whom we compete for executive talent.

•	Retention of Key Executives: Because of the highly competitive market for talented executives in our industry, retention of key executives is a significant focus of our executive compensation programs. This focus gains greater prominence during periods when, due to the performance of the economy as a whole and other factors that affect the Company but are not within the control of management, the expected value of incentive compensation is low relative to executive performance, or when the attractiveness of our executives to competitors increases as a result of events in our industry, such as health care reform. During these periods, we believe additional or different retention-based compensation awards may serve this important goal.

Executive Compensation Program Administration

The Compensation Committee, our independent Directors, our executive officers and our compensation consultants play a role in the administration of our executive compensation program as described below.

The Role of the Compensation Committee

The Compensation Committee, among other duties, sets the overall compensation philosophy of the Company, considers management proposals relating to compensation, approves all equity awards under the Company’s equity plans, reviews and makes recommendations to the Board of Directors with respect to compensation and benefit issues and approves all compensation decisions for each executive officer, including base salary levels, MJO Bonuses, LTIP Awards, equity awards and severance benefits.

The Role of Our Independent Directors

Our independent Directors who are not members of the Compensation Committee participate in the review of the performance of our CEO and the determination of the CEO’s salary and incentive compensation awards. Further, all of our independent Directors who are not members of the Compensation Committee are invited to attend Compensation Committee meetings and to provide input on compensation decisions.

The Role of Executive Officers

Our executives officers, in particular our Chief Executive Officer and our Chief Financial Officer, play key roles in our executive compensation program. The Compensation Committee seeks input from our Chief Executive Officer when setting the incentive compensation target awards for our other NEOs. Our Chief Executive Officer also reviews and presents to the Compensation Committee the performance assessment and compensation recommendations for each of the other NEOs. The Compensation Committee believes that our Chief Executive Officer is in the best position to evaluate the performance of the other NEOs and the Compensation Committee relies heavily on his evaluation. Our Chief Financial Officer assists the Compensation Committee in developing financial performance goals for the Company and the NEOs under our incentive compensation programs to align performance with the creation of stockholder value.

The Role of Compensation Consultants

Towers Watson has been engaged by the Company as our compensation consultant since 2002 and attends meetings of the Compensation Committee at the request of management. Towers Watson works with management to:

•	design compensation programs that are presented to the Compensation Committee for review and approval;

•	assist the Company with benchmarking our compensation practices against our Industry Peer Group (described below) and providing a broad market perspective relative to compensation practices of comparable companies; and

•	compile, on an annual basis, the financial and stock performance information for our Equity Comparison Group (described below) for one-year and three-year periods to enable the Compensation Committee to determine whether an outperform equity award should be awarded.

From 2003 and into 2010, the Compensation Committee engaged Hewitt Associates LLC as its independent compensation consultant. This relationship transitioned to Meridian Compensation Partners in October 2010 when the Hewitt consultant working with the Company transferred to Meridian as part of Hewitt’s spin-off of a portion of its executive compensation practice. Hewitt previously, and now Meridian, reports directly to the Compensation Committee and participates in the Compensation Committee meetings. Meridian is engaged by the Compensation Committee and does not perform any other service for the Company.

Meridian advises the Compensation Committee with respect to executive and director compensation trends and program design and also advises the Compensation Committee on compensation proposals presented by management. Meridian also:

•	reviews the Company’s compensation awards for alignment with the Company’s program objectives and to determine reasonableness;

•	reviews market data and advises the Compensation Committee on setting the compensation of the Chief Executive Officer and certain other executive officers;

•	evaluates and makes recommendations to the Compensation Committee with respect to the size and composition of the Company’s Industry Peer Group; and

•	annually prepares and reviews with the Compensation Committee tally sheets for the NEOs to ensure that target Total Compensation (defined below) is reasonable, so that the Compensation Committee has a consolidated view of the realizable value of outstanding unvested and vested equity awards and potential payments in the event of termination of employment or a change in control.

Section II — Our Industry Peer Group, Total Compensation and Setting Target Compensation

Our Industry Peer Group

The Compensation Committee considers relevant market pay practices when setting compensation to ensure the Company’s ability to attract and retain executive talent. In particular, the Compensation Committee focuses on the pay practices of a group of peer companies (the “Industry Peer Group”) in structuring our executive compensation program. Our Industry Peer Group is limited to other publicly traded companies in the managed care industry, as this industry is highly competitive and these companies are our primary competitors for executive talent. The executive officer positions of the companies in our Industry Peer Group are most comparable to our executive officer positions in terms of breadth, complexity and scope of responsibilities.

The Compensation Committee reviews the Industry Peer Group at least annually to ensure that the group includes companies that meet the foregoing criteria. Additionally, the Compensation Committee validates our Industry Peer Group by comparing it to companies followed by sell-side analysts and identified as comparable investment opportunities by investors in a periodic investor perception survey conducted by the Company. During 2010, the Compensation Committee added Metropolitan Health Networks, Inc. and Universal American Corp. to our Industry Peer Group because we believe their addition helps better reflect the group of companies to which the investment community compares our performance and the addition of these companies maintains an appropriate number of comparable peer companies in our consolidating industry.

For 2010, our Industry Peer Group was comprised of the following companies:

Aetna Inc.	Magellan Health Services, Inc.
Centene Corp.	Metropolitan Health Networks, Inc.
CIGNA Corp.	Molina Healthcare, Inc.
Coventry Health Care, Inc.	UnitedHealth Group Incorporated
Health Net, Inc.	Universal American Corp.
HealthSpring, Inc.	Wellcare Health Plans, Inc.
Humana, Inc.	WellPoint, Inc.

Total Compensation

We seek to implement our core principles discussed above through the following compensation components, collectively referred to as “Total Compensation”:

•	base salary;

•	MJO Bonuses (performance-based annual cash bonuses);

•	LTIP Awards (performance-based long-term cash incentives); and

•	long-term equity awards.

We consider the value and relative weighting of each component of Total Compensation in order to provide market-competitive compensation and to motivate and reward executives for performance. This consideration is subjective and not formulaic. As described above, our compensation consultants assist with developing our compensation programs, including the target levels of compensation. When appropriate, we also make special equity or cash awards for retention purposes or to reward superior performance. These special awards are not made on an annual basis and are considered in the context of the specific objective of the award and similar grants by peer companies. As a result, these grants and awards are not generally factored into the annual analysis of Total Compensation as compared to the Industry Peer Group, since the timing and form of these awards may vary significantly among peer companies.

Our Total Compensation is illustrated below:

We also offer market-competitive employee benefits to our executives as described below in Section IV.

Setting Target Compensation

The Compensation Committee sets compensation targets at levels to ensure that the Company can attract and retain key executive talent. The Compensation Committee, with the assistance of its independent compensation consultant, performs an annual review of Industry Peer Group pay levels for the NEO positions as determined from publicly available information (generally proxy statements) and determines the size-adjusted market median level of Total Compensation for each NEO position. This data provides the Compensation Committee with an overall picture of how existing compensation targets for our NEOs compare to the named executive officers of our Industry Peer Group. Following this analysis, the Compensation Committee sets Total Compensation for the upcoming year at approximately the median level of the Industry Peer Group. To derive size-adjusted market median levels, regression analysis is used to normalize differences across companies based on revenues.

While target Total Compensation is set at approximately the median level of our Industry Peer Group, our programs are designed so that our NEOs have the opportunity to earn above median compensation from certain components of Total Compensation that are tied to performance, such as MJO Bonuses and LTIP Awards, or tied to stockholder return, such as outperform equity grants.

The Company recognizes the need to balance the components of Total Compensation appropriately depending on an individual’s position within the Company and his or her ability to impact our results. Accordingly, we structure our compensation programs so that a significant portion of our NEOs’ target Total Compensation is performance-based (in the form of MJO Bonuses, LTIP Awards and equity grants) and heavily dependent upon our financial and operational results compared to our compensation programs for our broad-based employee population, which are generally not eligible for MJO Bonuses, LTIP Awards or equity grants. The programs for those other employees are designed to provide more income stability and a smaller portion of their compensation is performance-based. We believe that the design of our compensation program is effective in achieving our pay-for-performance philosophy by aligning compensation for those executives whose responsibilities and decisions most directly impact our results with performance-based compensation awards.

The Compensation Committee considers and attempts to mitigate excessive risk-taking by our executives through the structure of our compensation programs. The Company’s compensation program is intended to mitigate risk by emphasizing long-term compensation (through LTIP Awards and equity awards) and performance measures correlated with growing stockholder value and increasing operational performance rather than solely rewarding short-term financial performance and providing for short-term payouts. In addition, the retention and holding periods in equity awards received by our executives help to align the executives’ interests with those of stockholders, further reducing any incentive to focus on short-term objectives at the expense of increasing long-term value. The Compensation Committee believes that the balance of the Company’s short-term and long-term compensation components is effective in that it does not encourage excessive risk-taking by our executives.

Components of Total Compensation

The components of our Total Compensation program are described below.

Base Salary

The purpose of base salary is to reflect job responsibilities, anticipated future value to the Company and market competitiveness, while providing a stable source of income for our executives. The Compensation Committee evaluates and adjusts our NEOs’ salaries annually, generally in February, unless market conditions or other factors require a mid-year evaluation. In determining base salary compensation, we assess the following:

•	applicable market pay information;

•	the executive’s performance against his or her MJOs for the preceding year and the executive’s talent, experience and responsibilities; and

•	overall Company performance for the preceding year.

The process of setting base salary is subjective and does not utilize a formulaic weighting of the foregoing factors. We strongly believe in engaging the best talent in critical functions of the Company. Accordingly, we may determine from time-to-time that it is in the best interest of the Company to establish compensation packages, including base salary, that deviate from the general principle of targeting the median of our peers.

In February 2010, the Compensation Committee approved a 2.5% increase in the base salary of the NEOs. This increase was based on comparable market base salary information and also took into account the fact that the NEOs received no base salary increase in 2009.

Annual and Long-Term Incentives

Our incentive compensation program has three components applicable to our NEOs:

•	MJO Bonuses;

•	LTIP Awards; and

•	equity awards.

The award targets reflect an NEO’s level of responsibility along with past performance, anticipated future contributions to the Company and market compensation data. The Compensation Committee sets the target awards for our Chief Executive Officer and the other NEOs. When setting the target awards for the other NEOs, the Compensation Committee seeks input from our Chief Executive Officer.

Our incentive compensation program is structured to compensate our NEOs at approximately the market median of our Industry Peer Group if the Company meets its performance goals. If the Company or the NEO does not fully meet applicable performance goals, the NEO may earn an award less than 100% of target or may not earn an award at all. Likewise, in the event that we outperform our goals and we outperform our peers, our NEOs can earn above the market median. The level by which we compensate our NEOs below or above the market median is directly tied to the level by which we fall short of or exceed our goals and the performance of our peers.

Performance-Based Annual Cash Bonuses (MJO Bonuses)

The purpose of the MJO Bonus is to provide short-term cash incentive compensation tied to individual and Company annual performance. MJO Bonuses are paid under the terms of our 2007 Cash Incentive Plan and are measured over a one-year period.

The MJO Bonus formula provides a guideline for the determination of individual MJO Bonuses. For 2010, the total bonus pool for all bonus-eligible employees is determined based on the degree to which the Company’s goals are attained; provided that, for 2010, the Compensation Committee set the maximum pool at 175% of aggregate target amounts. Subject to limitations in our 2007 Cash Incentive Plan, the Compensation Committee may exercise its judgment to increase or decrease the actual amount of the MJO Bonus to a particular NEO to reflect performance. The formula components, and our evaluation of each, are as follows:

Annual MJO Target ($)	x	Percentage of MJOs Attained (%)	x	Percentage of Company Goals Attained (%)	=	MJO Bonus ($)

The “Annual MJO Target” for our NEOs in 2010 were as follows (beginning in 2011, all NEOs Annual MJO Targets will be expressed as a percentage of base salary):

	Annual MJO Target	Percentage of Salary
NEO	($)	(if applicable) (%)

Mr. Carlson	1,391,250	175
Mr. Truess	540,000	100
Mr. Zoretic	540,000	100
Mr. Baldwin	300,000	N/A
Dr. McCluskey	175,000	N/A

The “Percentage of MJOs Attained” is the result of the Compensation Committee’s evaluation of the NEOs following completion of the performance year against previously determined MJOs. The Compensation Committee evaluates the performance of our Chief Executive Officer and the performance of our other NEOs is evaluated by the Compensation Committee with significant input from our Chief Executive Officer. As discussed in Section III of this CD&A, the NEOs’ 2010 goals related to financial performance and clinical quality and customer service improvements. In the event a NEO fails to attain at least 80% of his or her MJOs, the NEO will not be eligible for an MJO Bonus.

The “Percentage of Company Goals Attained” is the result of the Compensation Committee’s evaluation of the Company performance following completion of the performance year against previously determined performance goals approved by the Compensation Committee. As discussed in Section III of this CD&A, the Company’s 2010 performance goals related to the attainment of certain levels of EPS. Payment of MJO Bonuses is contingent on the Company achieving its performance goal.

Long-Term Cash Incentive Awards (LTIP Awards)

The purpose of the LTIP Award program is to provide long-term cash incentive compensation tied to individual and Company performance through a deferred payment award structured to provide a multi-year performance incentive and encourage retention. LTIP Awards are measured over the same one-year period as the MJO Bonus. However, payment of LTIP Awards is deferred until the end of the three-year performance cycle and the receipt of a full target award is contingent upon Company performance over the three-year award cycle.

The LTIP Award formula has the following components:

LTIP Target ($)	x	Percentage of MJOs Attained (%)	x	Percentage of Company Goals Attained (%)	=	LTIP Award ($)

The “LTIP Target” is set as a fixed dollar amount, as set forth in the table below, and each eligible participant is assigned an LTIP Target award at the start of each three-year award cycle. The “Percentage of MJO Attained” and the “Percentage of Company Goals Attained” are the same for the LTIP Award as for the MJO Bonus, as discussed above.

LTIP Target
NEO	($)

Mr. Carlson	725,000
Mr. Truess	300,000
Mr. Zoretic	300,000
Mr. Baldwin	100,000
Dr. McCluskey	100,000

LTIP Awards can be earned as follows:

•	At the end of the first year of the three-year cycle, each participant’s performance is evaluated against the attainment of his or her individual MJOs and the participant must have attained at least 80% of his or her MJOs to receive an award.

•	Funding of the first one-third installment of the total potential LTIP Award is contingent upon the Company’s performance for the first year in the award cycle. However, the Compensation Committee has reserved the right to exercise its judgment and make awards despite the Company’s failure to attain such goal, if it concludes that doing so is more reflective of overall performance.

•	Funding of the remaining two-thirds of the LTIP Award is based solely on the Compensation Committee’s judgment which considers overall Company performance during years two and three of an award cycle.

•	The Compensation Committee also has the ability to approve an “enhancement,” or additional funding above the LTIP Target, to recognize superior performance.

As discussed below, in 2011 we revised our long-term incentive compensation program to merge this cash component with our equity awards into a single combined program. To transition to the new program, no new LTIP Awards will be granted but existing awards under our historical LTIP structure will continue under the existing terms until paid.

Equity Awards

The purpose of equity awards is to encourage our key employees, including our NEOs, to own our common stock and to provide additional long-term incentive aligned with the creation of stockholder value to those executives whose contributions are essential to the growth and success of our business.

All equity awards in 2010 were made pursuant to our 2009 Equity Incentive Plan and approved by the Compensation Committee. Equity award targets for our NEOs are based on dollar values and not a specific number of shares. The value of the stock option portion of an award is determined using a Black-Scholes-Merton option-pricing model. The value of a restricted stock award is based on the fair market value of the underlying shares on the date of grant.

We grant a certain minimum value in equity awards, or “base” equity awards, annually to executives that, when aggregated with the executive’s base salary, MJO Bonus and LTIP Award targets, results in target Total Compensation for each NEO that approximates our Industry Peer Group median. We also review the equity ownership levels of the recipients and prior equity awards when making these grants. When coupled with the mandatory holding periods in the Company’s Executive Stock Ownership Guidelines, more fully described below, the base awards ensure that a significant portion of Total Compensation serves to align the interests of our executives with those of stockholders.

In February 2010, in initial discussions, the Compensation Committee determined that base equity awards to our NEOs would be comprised of nonqualified stock options and restricted stock grants weighted 75% and 25%, respectively, and that it would discontinue the use of premium nonqualified stock options. However, when grants were actually made in May 2010, the Committee revised this mix to further emphasize performance by including not only stock options, but also grants of performance-based restricted stock. Awards were weighted 25% stock options, 25% time-based restricted stock and 50% performance-based restricted stock, respectively.

This change was made to increase the emphasis on performance in our equity program by requiring the achievement of an additional goal related to higher EPS. In addition, the Compensation Committee realized, after reviewing the Company’s year-to-date results as of the grant date in May 2010, that the EPS goals required to earn MJO Bonus and LTIP Awards would very likely be exceeded, and concluded that it was important to provide an additional incentive to our executives to achieve even stronger performance results.

The value of the base equity awards is set forth in the Grants of Plan-Based Awards table on page 44 and the composition of the base equity awards for each NEO is listed below:

		Shares of	Shares of
		Time-Based	Performance-Based
NEO	Options	Restricted Stock	Restricted Stock

Mr. Carlson	29,724	13,415	26,830
Mr. Truess	12,101	5,461	10,923
Mr. Zoretic	12,101	5,461	10,923
Mr. Baldwin	6,051	2,731	5,461
Dr. McCluskey	2,269	1,024	2,048

In addition to base equity awards, we also make awards to reward performance. Under our current “outperform” equity program, in the event that the Company exceeds the median performance of our peers with respect to certain financial performance metrics discussed below, the Compensation Committee may make additional equity awards with a value designed to bring the total compensation level of the NEOs to the benchmarking percentile equivalent to the Company’s level of performance.

These performance-based equity awards are determined as follows:

•	Results are measured relative to two peer groups, our Industry Peer Group and the S&P Healthcare Index (collectively, our “Equity Comparison Group”). We have chosen to compare our performance versus the companies in the S&P Healthcare Index, in addition to our Industry Peer Group, because our Industry Peer Group contains relatively few companies and trends in our industry generally affect our performance and the performance of our peers in a relatively similar manner. As a result, a comparison versus our Industry Peer Group alone may not give a true indication of our performance or our creation of stockholder value versus the broader market. To the extent we outperform the S&P Healthcare Index resulting in a positive return for our stockholders on a relative basis, we believe that our NEOs should be eligible to receive compensation above the median level.

•	Performance metrics applicable to outperform equity awards include total stockholder return, revenue growth and EPS growth.

•	Results for each company in each peer group are measured for the one-year and three-year periods ending with the immediately preceding fiscal year, and weighted equally.

•	Overall results are weighted two-thirds to our Industry Peer Group and one-third to the companies in the S&P Healthcare Index.

For the purposes of determining the outperform equity award, if any, the Compensation Committee analyzes the Company’s performance in May of each year, rather than in February and March at the time the Compensation Committee generally evaluates performance for the purposes of determining MJO Bonuses and LTIP Awards. Waiting until May allows the Compensation Committee to base this determination on full-year reported results, rather than interim or incomplete results. As a result, any outperform equity award will not be reported in the same proxy statement as the MJO Bonuses and LTIP Awards for the applicable performance year. Instead, any outperform equity award will be reported in the following year’s proxy statement.

2011 Long-term Incentive Program

In 2011, after a thorough review and analysis, we simplified our long-term incentive compensation program and enhanced its focus on performance by merging the long-term cash awards and long-term equity awards into a combined program. Under this structure, which will first apply in 2011, each participant will have an aggregate long-term incentive target award. For our NEOs, this aggregate target will be allocated equally across four award types: stock options, time-based restricted stock, performance-based cash awards and performance-based equity awards.

The number of options to be granted each year will be determined in March, with grants made in two installments — in March and September. Time-based restricted stock will be granted in a single installment in March. Vesting provisions will be similar to those that currently apply to such grants.

The performance-based cash and equity awards will be earned based on results measured over three-year performance cycles, with a new cycle starting each year. Performance-based cash and equity awards earned will vary with performance. Threshold, target and maximum performance levels will be established for each metric, and awards earned can range from 0% of target to a maximum of 200% of target. Performance metrics for the cycle beginning in 2011 will include the following:

•	Return on equity — weighted at 40%

•	Net income margin — weighted at 30%

•	Revenue growth — weighted at 30%

Full details of the structure, terms and amounts of such awards will be reported in our 2012 proxy statement. To transition to the new program, our historical outperform equity structure (and LTIP structure for cash awards) will continue under the existing terms until the end of the first three-year cycle under the new program.

Section III — 2010 Performance Goals, 2010 Performance Evaluation and Compensation Awards in 2010

2010 Performance Goals

2010 Company Performance Goal & Performance Evaluation

In March 2010, the Compensation Committee set the Company’s 2010 financial performance goal, which related to the achievement of 2010 full-year EPS of $1.39 to $1.78, as adjusted based on outstanding shares. The EPS range was set broadly and lower than the Company’s 2009 EPS due to uncertainty created by then current medical cost trends associated with the H1N1 virus and outpatient utilization levels as well as pending premium rate change actions by our state customers. The Compensation Committee set points below and above the EPS range that, if attained, would equate to various levels of funding of the Company’s annual cash bonus pool for the 2010 performance year from 0% to 175% of target. The pool is the aggregate amount that may be paid to all Company employees who are MJO Bonus and/or LTIP Award eligible. The pool is adjusted based upon the attainment of EPS levels between the minimum and maximum levels of funding (0% and 175%) as shown in the table below. While the total bonus pool will not exceed 175% of the target without approval by the Compensation Committee, individual executives may be awarded in excess of 175% of their individual Annual MJO Target.

MJO Bonus Pool as a
EPS Goal	Percentage of Target
($)	(%)

≤ 1.00	0
1.39-1.78	100
≥ 2.34	175

In February 2011, the Compensation Committee evaluated the Company’s performance against its 2010 EPS goal to determine the funding of the Company’s bonus pool. Using the Company’s 2010 audited consolidated financial statements, the Compensation Committee determined that the Company had attained 2010 full-year EPS of $5.40, exceeding its EPS goal by over 300%. As a result, the Compensation Committee determined that the Company had exceeded the maximum level of EPS performance to fund the bonus pool, resulting in a total bonus pool of 175% of the target set for 2010. The Committee then approved an additional funding of approximately $750,000 to reward outstanding performance by certain officers.

2010 NEO Performance Goals& Performance Evaluation

In March 2010, the Compensation Committee also approved performance goals, or “MJOs,” applicable to the 2010 performance year for our NEOs. At the conclusion of the year, the Compensation Committee evaluates the performance of our NEOs against those MJOs. For the 2010 performance year, all of our NEOs had the same MJOs, which related to financial performance and operational execution in the areas of clinical quality and customer service. The Compensation Committee determined that using the same MJOs would provide greater collaboration and incentive to achieve goals that result in the greatest return to our stockholders. The MJOs are set forth in the table below, as are the type of MJO, the relative weights assigned to each MJO, the Compensation Committee’s rationale in selecting the MJOs, the means by which performance of the MJO is measured and the NEOs’ actual performance against the MJOs.

In February 2011, following its decision to fund the MJO cash bonus pool at the maximum level of 175% plus an additional amount of approximately $750,000 to reward outstanding performance by certain officers, the Compensation Committee evaluated the performance of our NEOs against the 2010 MJOs for the purpose of determining the amount of cash bonus to be paid to each executive. The Compensation Committee determined that the NEOs had successfully achieved the MJOs as set forth under the column in the table below labeled “Performance Result.”

		Relative
MJO	Type	Weight	Rationale	Measurement	Performance Result

Earnings per share of $1.39-$1.78	Financial	30%	EPS is an important measure of the Company’s current financial performance and a critical factor supporting cash flow, as well as a significant driver of stockholder return.	Determined using the Company’s audited consolidated financial statements.	This MJO was exceeded. The Company achieved 2010 EPS of $5.40.

Operating margin of > 2.5% Operating margin is the ratio of 1) net premium revenue less health benefits expense and selling, general & administrative expense, to 2) net premium revenue	Financial	10%	Earnings from operations are an important measure of the core operational performance of the Company’s health plan subsidiaries.	Determined using the Company’s audited consolidated financial statements.	This MJO was exceeded. The Company achieved an operating margin of 8.3%.

Capital efficiency > 6.5% The ratio of 1) earnings before interest expense, but after adjusted taxes (taxes will be adjusted to ignore the deductibility of interest expense) to 2) average book equity plus average long-term debt (including any current portion)	Financial	10%	Providing the highest returns with the least amount of invested capital, while maintaining a strong liquidity position and reasonable debt leverage ratios, is an important objective of the Company.	Determined using the Company’s audited consolidated financial statements.	This MJO was exceeded. The Company achieved a capital efficiency ratio of 21.5% for 2010.

Clinical quality improvements Continue broad based strategy to demonstrate the Company’s favorable impact on the quality of care received by its members and performance relative to peers, including the following specific objectives: - Achieve National Committee for Quality Assurance (“NCQA”) accreditation or re-accreditation for certain health plans; - Achieve Association of Academic Health Centers (AAHC) re-accreditation for our Florida health plan and - Achieve certain targeted Health Effectiveness Data and Information Set (HEDIS) improvements	Operational	35%	Facilitating the provision of high quality health care to our members is a critical success factor for the Company. Quality health care is important for the well-being of the Company’s members and is an important component of the value proposition offered by the managed care industry.	Determined in the Compensation Committee’s judgment based on its review of the NEOs’ overall performance against specific criteria.	This MJO was met in the aggregate and the Compensation Committee determined, in its judgment, that the NEOs had successfully accomplished the initiatives listed under the “MJO” column of this table.

		Relative
MJO	Type	Weight	Rationale	Measurement	Performance Result

Service quality improvements Demonstrate the Company’s commitment to service excellence through the accomplishment of the following initiatives: - Answer 75% of all member calls within 30 seconds; and - Achieve 97% claims processing and payment accuracy	Operational	15%	Delivering high service quality, particularly in the areas of accurate claims processing and call center customer service satisfaction, is critical to the Company’s performance. The level of service quality impacts the satisfaction of our members, our network providers and state government partners.	Determined in the Compensation Committee’s judgment based on its review of the NEOs’ overall performance against specific criteria.	This MJO was met in the aggregate and the Compensation Committee determined, in its judgment, that the NEOs had successfully accomplished the initiatives listed under the “MJO” column of this table.

Compensation Awards in 2010

MJO Bonus Awards for 2010 Performance

As a result of the accomplishment of the MJOs by our NEOs, including the Company’s strong 2010 financial performance, the Compensation Committee authorized and approved cash bonus awards to the NEOs as follows:

		2010 Actual MJO
		Bonus as a
	2010 Actual	Percentage of
	MJO Bonus	Target
NEO	($)	(%)

Mr. Carlson	2,782,500	200
Mr. Truess	1,080,000	200
Mr. Zoretic	1,080,000	200
Mr. Baldwin	525,000	175
Dr. McCluskey	307,250	175

The Compensation Committee awarded Messrs. Carlson, Truess and Zoretic bonuses in excess of the other NEOs on a percentage basis as a result of its determination that, due to their respective positions of Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, they more directly drove and had a greater impact on the Company’s overall strong financial and operational results in 2010.

LTIP Awards for 2010 Performance

As a result of the accomplishment of all of the MJOs by our NEOs, including the strong 2010 financial performance, the Compensation Committee authorized and approved the first installment of the LTIP Award for the three-year cycle beginning with 2010 and ending at December 31, 2012 (the “2013 LTIP”) Award to the NEOs at 175% of target. As a result, the total amount that can be earned by the NEOs under the 2013 LTIP is as follows:

2013 LTIP
Award
NEO	($)

Mr. Carlson	906,250
Mr. Truess	375,000
Mr. Zoretic	375,000
Mr. Baldwin	125,000
Dr. McCluskey	125,000

In previous years, the Compensation Committee had established LTIP Awards for the three-year cycle beginning with 2008 and ending at December 31, 2010 (the “2011 LTIP”) and for the three-year cycle beginning with 2009 and ending at December 31, 2011 (the “2012 LTIP”). The Compensation Committee also authorized the funding of 100% of the third installment of the 2011 LTIP Award and 150% of the second installment of the 2012 LTIP Award. The Compensation Committee determined that such funding was appropriate for the third installment of the 2011 LTIP Award and the second installment of the 2012 LTIP Award as a result of the Company’s very strong financial and operational performance in 2010.

Equity Awards Granted in 2010

In May 2010 the Compensation Committee approved base equity awards to our NEOs in the form of nonqualified stock options, time-based restricted stock and performance-based restricted stock. One-half of the equity award granted in May 2010 was in the form of restricted stock with performance-based vesting. The award agreements for this restricted stock grant provided that if EPS for 2010 was less than $2.00, all shares of restricted stock issued pursuant to that portion of the award would be forfeited. If 2010 EPS was greater than $2.00 but less than $2.50, the number of shares of restricted stock that could ultimately vest would be reduced pro rata at the rate of 2% per $.01 of EPS below the $2.50 target. Because 2010 EPS was $5.40 and thus at least $2.50, all restricted stock issued pursuant to this grant will remain eligible for vesting, and shall generally vest based on continued service over the following 3 1/4 years following determination of our 2010 EPS in accordance with the conditions of the restricted stock award.

In May 2010, the Compensation Committee also evaluated the Company’s 2009 performance for the purposes of determining whether an outperform grant should be made to our NEOs in connection with the 2009 performance year. As reported in our 2010 proxy statement filed with the SEC on April 2, 2010, our Company and our NEOs performed at the median level in 2009 relative to the Equity Comparison Group for the one- and three-year measurements. As a result, our NEOs did not receive outperform equity grants in May 2010 for 2009 performance.

In May of 2011, the Compensation Committee will review the Company’s performance against the Equity Comparison Group to determine if an outperform grant is warranted for 2010 performance. As discussed on page 34 of this CD&A, because the Compensation Committee performs its review in May, the results of the review will be reported in the Company’s 2012 proxy statement.

Retention Awards in 2010

As discussed above, we operate in a highly competitive industry where there is great demand for executive talent. We believe that changes to the health care system through the passage of health care reform legislation have made talented executives in our industry even more attractive to our competitors and other organizations. We believe that our executive management team is very talented and, as evidenced in part by our strong 2010 financial and operational performance, possess the skills necessary to deliver significant financial and operational performance and to create substantial stockholder value. As a result, the Compensation Committee is keenly aware of, and monitors, potential retention risks associated with our executive talent. Throughout 2009 and into the first quarter of 2010, the Compensation Committee considered additional steps it could take to mitigate retention risks.

In March 2010, the Compensation Committee determined that a retention-focused equity award to a select group of executives which the Compensation Committee believes are integral to the future success of our business was in the best interests of the Company and its stockholders. As a result, the Company granted shares of restricted stock to certain key executives, including certain of our NEOs as follows:

	Shares of
	Time-Based
	Restricted	Grant Date
	Stock	Fair Value
NEO	(#)	($)

Mr. Carlson	138,790	3,899,999
Mr. Truess	78,292	2,200,005
Mr. Zoretic	78,292	2,200,005
Dr. McCluskey	28,470	800,007

Mr. Baldwin did not receive an award due to his previously announced retirement date of December 31, 2010.

In order to encourage retention, these shares of restricted stock have a much longer vesting schedule than our typical restricted stock awards and are subject to specific post-vesting holding requirements during which time such shares may not be sold (other than to pay taxes incident to vesting) as follows:

	Percentage of
	Restricted
	Stock Vesting
Vesting Date	(%)	Holding Period

December 1, 2011	20	December 31, 2014
December 1, 2012	20	December 31, 2015
December 1, 2013	25	December 31, 2016
December 1, 2014	35	December 31, 2017

Section IV — Additional Information Regarding Our Compensation Programs

Equity Award Granting Practices

We generally make annual equity grants in May of each year. However, with the adoption of changes to our long-term incentive compensation program, in 2011 we will begin making annual equity grants in March with respect to restricted stock and one-half of the options to be awarded. The remaining options to be awarded will be granted in September. The option grant is being bifurcated to provide diversification with respect to the exercise price of the option.

The exercise price of stock option awards is no less than the fair market value of our common stock as determined under our 2009 Equity Incentive Plan. We use the closing market price of our common stock on the date of grant as the fair market value. From time-to-time, we make off-cycle equity awards in connection with the recruiting and hiring of new key employees or to current employees for retention or incentive purposes.

Delegation of Authority

The Compensation Committee has not delegated any authority with respect to the compensation of the Company’s executive officers and non-employee Directors. However, the Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to grant option awards to new employees below the Executive Vice President-level. The Compensation Committee delegated this authority in order to permit the Chief Executive Officer to award limited option grants without the specific action of the Compensation Committee. The Compensation Committee believes that this delegation of authority allows the Company to meet its ongoing business needs in an efficient manner.

Pursuant to this delegation, the Chief Executive Officer has the discretion to make awards of no more than 100,000 options to purchase shares of the Company’s common stock in the aggregate annually, provided any such award is consistent with the Company’s prior award practices and market compensation data.

Officer and Director Equity Ownership Requirements

Our Executive Stock Ownership Guidelines provide that our Chief Executive Officer and all of our Executive Vice Presidents must hold all time-based vesting restricted stock awards for five years following the date of grant (less any shares sold or withheld by the Company to satisfy tax obligations upon vesting). Further, our Executive Stock Ownership Guidelines provide that the recipients of the March 2010 retention-based restricted stock award discussed above are subject to specific ownership guidelines with respect to that award.

Our Director Stock Ownership Guidelines were amended in May 2010 to require our independent Directors to hold shares of our common stock equal in value to $250,000 (measured annually as of the date of the Annual Meeting). The prior stock ownership guideline was $105,000 which equaled three times the then annual cash retainer for Directors. The independent Directors have until the 2013 Annual Meeting of Stockholders, or for Directors who join the Board after May 2010, five years following their commencement of service as a Director, to attain the requisite ownership level.

Currently, all of our executive officers and independent Directors are in compliance with the applicable equity ownership guidelines.

Clawbacks

Our 2009 Equity Incentive Plan provides for clawbacks of equity awards made under the plan. Beginning with equity awards issued in May 2009, if a grantee breaches any non-compete or confidentiality covenant in any equity award agreement issued under the 2009 Equity Incentive Plan or if the Company has been required to prepare an accounting restatement due to material noncompliance, as a result of fraud or misconduct, with any financial reporting requirement under the securities laws, and the Compensation Committee has determined in its sole discretion that the grantee had knowledge of or should have known of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of appropriate individuals within the Company or personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur, the grantee shall forfeit the right to receive any future awards under the 2009 Equity Incentive Plan and the Company may demand repayment in respect of any awards already received by the grantee under the 2009 Equity Incentive Plan.

No Hedging

In November 2010 we amended our insider trading policy to prohibit Directors, officers and employees from entering into hedging transactions with respect to the Company’s securities. Specifically, Directors, officers and employees may not purchase or sell puts, calls, options or other securities based on the Company’s securities and may not enter into other hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the security without all the risks or rewards of such ownership. The policy also prohibits purchasing Company securities on margin or borrowing against an account in which Company securities are held. Prior to November 2010, the prohibition of such transactions was a Company practice; accordingly, no such transactions have been permitted in the past nor have any impermissible transactions occurred.

Employee Benefits and Limited Perquisites

We provide various employee benefits programs to our NEOs. The benefits include:

•	medical, dental and vision plans;

•	a 401(k) plan with a Company match;

•	an Employee Stock Purchase Plan;

•	flexible spending accounts;

•	life insurance and voluntary supplemental life insurance;

•	short- and long-term disability insurance;

•	paid accumulated leave (“PAL”); and

•	a nonqualified deferred compensation plan, which is described below.

We provide limited perquisites to our NEOs, including an annual medical exam, term life insurance and very limited personal use of an aircraft which the Company does not own but utilizes under a fractional share program. The Company provides Messrs. Carlson and Baldwin with term life insurance with a death benefit equal to the amount of their respective base salary. The value of this term life insurance benefit is imputed as income to the executive and the executive is taxed on the imputed value. In 2010, no NEO used the aircraft for solely personal use. On occasion, NEOs are also permitted to invite their spouses or other guests to accompany them on business trips when space is available. Generally, the cost of that travel is imputed as income to the NEO. In 2010, imputed income did not exceed $20,000 for any NEO and any such amounts are included in the “All Other Compensation” column in the Summary Compensation Table on page 43.

Termination and Change in Control Payments

Change in Control Benefit Policy

We adopted a Change in Control Benefit Policy (as amended, the “CIC Policy”) in 2007 that is applicable to certain executives, including our NEOs. Our CIC Policy generally provides for a lump-sum severance payment (“CIC Severance Payments”) to our NEOs if there occurs a qualifying change in control of the Company and, within two years following such change in control, involuntary termination of the executive’s employment or voluntary termination of the executive’s employment occurs following certain material or adverse changes in the executive’s employment.

The CIC Severance Payment is equal to the product of:

•	the sum of the executive’s annual base salary and the executive’s target annual bonus for the year in which the change in control occurs, multiplied by

•	a multiple, selected by our Compensation Committee and ranging from 1 to 3. For the purposes of calculating such payment, the Compensation Committee has set a 3x multiple for our Chief Executive Officer and a 2x multiple for the other NEOs.

Our CIC Policy also provides that, upon a change of control, eligible executives will receive:

•	a lump sum payment equal to the participant’s cash target for any LTIP Awards that have been established for such executive for a performance year that has been completed as of the date of the change in control; and

•	any unpaid but earned annual MJO Bonus plus any pro-rated annual MJO Bonus for the year in which the change in control occurs.

Generally, equity awards to our NEOs vest upon a change in control. However, the special retention awards granted in March 2010 are double-trigger awards.

Under our CIC Policy, if an executive’s payment upon a change in control is an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the payment exceeds the threshold that would make such payment an excess parachute payment by at least 20%, then the Company shall pay the executive an additional cash payment (the “Gross-Up Payment”) in an amount such that after payment by the executive of all taxes, the executive will retain an amount equal to the taxes imposed upon both the change in control payment and the Gross-Up Payment. In the event that the change in control payment exceeds the threshold by less than 20%, then the change in control payment will be reduced so that such payment will not be considered an excess parachute payment.

Potential payments under our CIC Policy applicable to our NEOs are set forth in the Change in Control Awards table on page 48.

Severance Plan

We adopted the AMERIGROUP Corporation Severance Plan (as amended, the “Severance Plan”) in 2008. The Severance Plan provides for severance payments in the event of involuntary termination of employment without cause (exclusive of circumstances entitling the employee to benefits under the CIC Policy) as determined by the Company in its discretion. All of our current NEOs except Mr. Carlson may be eligible for severance payments under the Severance Plan. The terms of Mr. Carlson’s Employment Agreement with the Company, which is described below under “Other Executive Agreements and Arrangements,” apply with respect to severance benefits in the event of a termination of employment without cause.

Under the terms of the Severance Plan, in the event of termination of employment without cause and eligibility under the Severance Plan as determined by the Company in its discretion, our current NEOs (other than Mr. Carlson and Mr. Baldwin, who has retired) may be entitled to severance payments, less applicable taxes, equal to the sum of:

•	annual base salary in effect at the time of termination of employment; plus

•	(i) if the termination of employment occurs after the end of a fiscal year end but before annual MJO Bonus payments are made, an amount equal to the annual MJO Bonus for the immediately preceding fiscal year that the NEO would have received (not to exceed target), taking into account the Company’s accrual for annual cash bonuses, or (ii) if the termination of employment occurs after annual MJO Bonuses payments are made, one-half of the NEO’s target MJO Bonus for the fiscal year in which the termination occurs; plus

•	any unpaid installments under any LTIP Award established by the Company for which the Compensation Committee has approved funding, if any.

Our NEOs may also be eligible for COBRA payment assistance and outplacement assistance under the Severance Plan. Receipt of any payments or other benefits under the Severance Plan are conditioned upon, among other things, the NEO’s execution and delivery of a general release of all claims in the form requested by the Company. Potential payments under our Severance Plan applicable to our NEOs are set forth in the Potential Involuntary Termination Severance Payments table on page 49.

Other Executive Agreements and Arrangements

The Company maintains an employment agreement with Mr. Carlson and for the period before his retirement, maintained an employment and retirement agreement with Mr. Baldwin each as described below. The Company does not maintain employment agreements with any of the other NEOs.

Employment Agreement with James G. Carlson

The Company has an Employment Agreement with its Chairman, Chief Executive Officer and President, James G. Carlson that commenced on January 16, 2008. Mr. Carlson earns an annual base salary that is reviewed for adjustment on an annual basis by the Board of Directors. Mr. Carlson is eligible to participate in the Company’s cash and equity incentive plans in accordance with the terms and conditions of the plans, including such opportunities and limitations as may be applicable to his position. He is also eligible to participate in the Company’s other compensation and benefits plans on the same basis as other executive officers of the Company. Payments to Mr. Carlson under the Employment Agreement in the event of termination of his employment are described below under Change in Control Payments and Termination of Employment on page 49.

Employment and Retirement Agreement with Stanley F. Baldwin

In August 2009, the Company announced that Stanley F. Baldwin, the Company’s Executive Vice President, General Counsel and Secretary, would retire effective December 31, 2010. In order to assist the Company with continuity and transition planning, the Company and Mr. Baldwin entered into an Employment and Retirement Agreement dated August 4, 2009, as amended (the “Retirement Agreement”). Pursuant to the terms of the Retirement Agreement, Mr. Baldwin was entitled to an annual base salary and continued eligibility for a MJO Bonus, LTIP Award and equity awards during the term of the Retirement Agreement at amounts not less than his salary and incentive compensation targets as of the effective date of the agreement. He also remained eligible to participate in the Company’s other compensation and benefit plans on the same basis as other executive officers of the Company and received a lump-sum retirement payment on December 31, 2010 in the amount of $675,000. Further, on December 21, 2010, all unvested options to purchase shares of Company stock held by Mr. Baldwin vested and became immediately exercisable and all restrictions on transfer applicable to any shares of restricted stock of the Company held by Mr. Baldwin immediately lapsed. Mr. Baldwin retired effective December 31, 2010.

Tax and Accounting Considerations

We take into account certain tax effects when setting compensation, specifically Section 162(m) of the Code, which generally provides that compensation paid by a publicly held corporation to its chief executive officer and certain other highly compensated executive officers in excess of $1 million per year per executive will be deductible only if paid pursuant to qualifying performance-based compensation plans approved by our stockholders.

It is our policy to maximize the effectiveness of our compensation programs while also taking into consideration the requirements of Section 162(m) of the Code and other limitations on the deductibility of executive compensation. In that regard, we intend to maintain the flexibility to take actions which we deem to be in the best interests of the Company and its stockholders. Accordingly, although we intend to preserve the deductibility of compensation to the extent consistent with our overall compensation policy, we reserve the authority to award non-deductible compensation as we deem appropriate.

The Patient Protection and Affordable Care Act amended Section 162(m) for health insurance companies to provide that, in general, for compensation which is paid or would otherwise become deductible after 2012, no deduction will be allowed to the extent total compensation for an individual exceeds $500,000 for the year. This limitation will apply to certain individuals compensated by the Company, including our NEOs, and when effective will replace the limitation described above. This new rule includes compensation earned for services after 2009 but which is paid or would otherwise become deductible after 2012.

We also take into account certain accounting implications when setting compensation. Specifically, in setting the amount of, and allocating between, different types of equity awards, we consider the effect of Financial Accounting Standards Board Accounting Standards Codification 718 Compensation — Stock Compensation (“FASB ASC 718”) on our earnings. We seek to strike a balance among the purposes of the awards, motivation and retention, and the effect of expensing such grants as required by FASB ASC 718.

EXECUTIVE COMPENSATION TABLES

2010 Summary Compensation Table

							Non-Equity
					Stock	Option	Incentive Plan		All Other
		Salary	Bonus		Awards(2)	Awards(3)	Compensation		Compensation	Total
Name and Principal Position	Year	$	$		$	$	$		$	$

James G. Carlson	2010	789,615	468,645	(1)	5,373,771	483,907	3,340,939	(4)	34,665	10,491,542
(Chairman, Chief Executive	2009	775,000	798,958		1,123,760	2,178,295	341,667		14,569	5,232,249
Officer and President)	2008	761,538	520,312		333,806	2,630,334	2,815,105		20,178	7,081,273
James W. Truess	2010	535,962	185,000	(1)	2,799,987	197,004	1,320,000	(4)	10,360	5,048,313
(Executive Vice President and	2009	525,000	312,500		300,000	723,603	166,667		7,703	2,035,473
Chief Financial Officer)	2008	511,539	206,250		806,237	3,043,556	1,152,084		7,742	5,727,408
Richard C. Zoretic	2010	535,962	185,000	(1)	2,799,987	197,004	1,320,000	(4)	9,673	5,047,626
(Executive Vice President and	2009	525,000	312,500		300,000	723,603	166,667		12,461	2,040,231
Chief Operating Officer)	2008	484,615	206,250		787,491	2,986,597	1,152,084		6,900	5,623,937
Stanley F. Baldwin	2010	372,308	16,667	(1)	299,991	53,793	649,999	(4)	841,525 (5)	2,234,283
(Former Executive Vice President,	2009	365,000	166,667		424,986	465,410	66,666		15,302	1,504,031
Chief Legal Officer and	2008	360,962	100,000		62,485	125,877	624,999		11,185	1,285,508
Secretary Emeritus)
Mary T. McCluskey, M.D.	2010	332,308	17,667	(1)	912,504	36,939	431,249	(4)	6,715	1,737,382
(Executive Vice President and	2009	325,000	104,167		137,487	219,887	66,666		150,490	1,003,697
Chief Medical Officer)	2008	322,308	55,000		18,746	56,959	363,916		49,749	866,678

(1)	Bonus sets forth the sum of the following: (i) amounts earned as an enhancement to the 2012 LTIP Awards which are supplemental awards granted as additional performance-based compensation in recognition of 2010 performance and made as part of the 2012 LTIP Awards; (ii) amounts in excess of 175% of the 2010 Annual MJO Target awarded in 2010 as additional performance-based compensation. Each of the components are detailed below:

	Supplemental 2012	Additional	Total
	LTIP Award	MJO Bonus	Bonus
Name	$	$	$

James G. Carlson	120,833	347,812	468,645
James W. Truess	50,000	135,000	185,000
Richard C. Zoretic	50,000	135,000	185,000
Stanley F. Baldwin	16,667	—	16,667
Mary T. McCluskey, M.D.	16,667	1,000	17,667

(2)	Amounts reflected under Stock Awards represent the grant date fair value of restricted stock awards at the closing market price of our common stock on the date of grant.

(3)	Amounts reflected under Option Awards represent the grant date fair value of stock option awards using a Black-Scholes-Merton option-pricing model. The assumptions used in this model are detailed in Footnote 11 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 and filed with the SEC on February 23, 2011.

(4)	Non-Equity Incentive Plan Compensation sets forth the MJO Bonus earned for the year ended December 31, 2010, the first one-third installment of the 2013 LTIP Awards, the second one-third installment of the 2012 LTIP Awards and the final one-third installment of the 2011 LTIP Awards. Each of the components is detailed below:

					Total Non-Equity
	MJO	2013	2012	2011	Incentive Plan
	Bonus	LTIP	LTIP	LTIP	Compensation
Name	$	$	$	$	$

James G. Carlson	2,434,688	422,917	241,667	241,667	3,340,939
James W. Truess	945,000	175,000	100,000	100,000	1,320,000
Richard C. Zoretic	945,000	175,000	100,000	100,000	1,320,000
Stanley F. Baldwin	525,000	58,333	33,333	33,333	649,999
Mary T. McCluskey, M.D.	306,250	58,333	33,333	33,333	431,249

(5)	All Other Compensation for Mr. Baldwin is detailed below:

		Life	Lump-Sum
	401(k) Plan	Insurance	Retirement
	Contribution	Premiums	Payment	PAL Payout	Other	Total
	$	$	$	$	$	$

Stanley F. Baldwin	7,350	3,115	675,000	151,278	4,782	841,525

2010 Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option			Grant
								Awards:	Awards:	Exercise	Closing	Date Fair
					Estimated Future Payouts			Number of	Number of	or Base	Market	Value of
		Estimated Future Payouts Under			under Equity Incentive Plan			Shares of	Securities	Price of	Price on	Stock and
		Non-Equity Incentive Plan Awards			Awards			Stock or	Underlying	Option	Date of	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(5)	Grant	Awards
Name	Date	$	$	$	$	$	$	#	#	$	$	$

James G. Carlson(1)(2)(3)	5/13/2010	241,667	725,000	1,450,000	—	—	—	—	29,724	36.62	36.62	483,907
	5/13/2010	—	—	—	—	—	—	26,830	—	—	36.62	982,515
(4)	5/13/2010	1,113,000	1,391,250	2,782,500	—	—	—	13,415	—	—	36.62	491,257
	3/9/2010	—	—	—	—	—	—	138,790	—	—	28.10	3,899,999
James W. Truess(1)(2)(3)	5/13/2010	100,000	300,000	600,000	—	—	—	—	12,101	36.62	36.62	197,004
	5/13/2010	—	—	—	—	—	—	10,923	—	—	36.62	400,000
(4)	5/13/2010	432,000	540,000	1,080,000	—	—	—	5,461	—	—	36.62	199,982
	3/9/2010	—	—	—	—	—	—	78,292	—	—	28.10	2,200,005
Richard C. Zoretic(1)(2)(3)	5/13/2010	100,000	300,000	600,000	—	—	—	—	12,101	36.62	36.62	197,004
	5/13/2010	—	—	—	—	—	—	10,923	—	—	36.62	400,000
(4)	5/13/2010	432,000	540,000	1,080,000	—	—	—	5,461	—	—	36.62	199,982
	3/9/2010	—	—	—	—	—	—	78,292	—	—	28.10	2,200,005
Stanley F. Baldwin(1)(2)(3)	5/13/2010	33,333	100,000	200,000	—	—	—	—	6,051	36.62	36.62	53,793
	5/13/2010	—	—	—	—	—	—	5,461	—	—	36.62	199,982
(4)	5/13/2010	240,000	300,000	600,000	—	—	—	2,731	—	—	36.62	100,009
Mary T. McCluskey, M.D.(1)(2)(3)	5/13/2010	33,333	100,000	200,000	—	—	—	—	2,269	36.62	36.62	36,939
	5/13/2010	—	—	—	—	—	—	2,048	—	—	36.62	74,998
(4)	5/13/2010	140,000	175,000	350,000	—	—	—	1,024	—	—	36.62	37,499
	3/9/2010	—	—	—	—	—	—	28,470	—	—	28.10	800,007

(1)	As more fully described above, as part of the 2013 LTIP Award, each eligible participant was assigned an LTIP Target based upon achievement of individual MJOs during 2010, and each participant was evaluated against those objectives in February 2011. Funding of the first one-third installment of the total potential 2013 LTIP Award was contingent on our attainment of our performance goals in 2010. The Committee approved funding of 175% of the first one-third installment. Therefore, the amount has been earned and is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and will be paid in 2013 to participants if the participant remains employed with the Company on the date payable (or earlier upon termination of employment by reason of death or following disability). Funding of the remaining two-thirds of the 2013 LTIP Award is at the discretion of the Committee and is based on our performance in 2011 and 2012 as determined by the Committee.

(2)	The threshold represents the amount payable if the Company meets its financial and performance goals in the first year of the three-year LTIP Award cycle. The Committee approved funding of 175% of the first one-third installment. Therefore, this amount has been earned and is included in the Non-Equity Incentive Plan Compensation Column of the Summary Compensation Table and will be paid in 2013 to participants if the participant remains employed with the Company on the date payable (or earlier upon termination of employment by reason of death or following disability).

(3)	The target and maximum represents the amount payable if the Committee approves additional funding for both of the remaining two years of the three-year award cycle at target and maximum, respectively.

(4)	Amounts represent awards for MJO Bonuses. The threshold represents the amount payable if the NEO achieves 80% of his or her MJOs and the Company meets its performance goals such that the MJO Bonuses are funded at the 100% level. The target represents the MJO Annual Target set by the Committee for the NEO and is payable if the NEO attains 100% of his or her MJOs and the Company meets its performance goals. The maximum is payable if the NEO attains 100% of his or her MJOs and the Company exceeds its performance goals by a specified level. In 2010, the Committee awarded the NEOs, from 175% up to 200% of the target MJO amount.

(5)	The closing price of our common stock on the date of the grant.

Outstanding Equity Awards at Fiscal 2010 Year-End

	Option Awards						Stock Awards
											Equity
											Incentive
											Plan
										Equity	Awards:
			Equity							Incentive	Market
			Incentive							Plan	or Payout
			Plan							Awards:	Value of
			Awards:						Market	Number	Unearned
	Number of	Number of	Number				Number		Value of	of Unearned	Shares,
	Securities	Securities	of Securities				of Shares or		Shares or	Shares,	Units or
	Underlying	Underlying	Underlying				Units of		Units of	Units or Other	Other
	Unexercised	Unexercised	Unexercised	Option			Stock that		Stock that	Rights	Rights
	Options	Options	Unearned	Exercise		Option	Have Not		Have Not	That Have	That Have
	(Exercisable)	(Unexercisable)	Options	Price		Expiration	Vested		Vested	Not Vested	Not Vested
Name	#	#	#	$		Date	#		$	#	$

James G. Carlson	225,000	—	—	15.63		5/13/2013	—		—	—	—
	94,606	—	—	18.54		2/11/2014	—		—	—	—
	140,000	—	—	41.60		2/9/2015	—		—	—	—
	49,099	—	—	22.75		2/14/2013	—		—	—	—
	50,824	—	—	32.74		3/13/2014	—		—	—	—
	12,396	—	—	36.01		3/13/2014	—		—	—	—
	105,408	61,803	—	30.63	(1)	3/12/2015	—		—	—	—
	32,704	10,902	—	33.69	(2)	3/12/2015	—		—	—	—
	59,188	59,188	—	31.44	(3)	5/7/2016	—		—	—	—
	18,003	18,004	—	34.58	(4)	5/7/2016	—		—	—	—
	7,431	22,293	—	36.62	(5)	5/13/2017	—		—	—	—
	—	—	—	—		n/a	2,477	(6)	108,790	—	—
	—	—	—	—		n/a	5,449	(7)	239,320	—	—
	—	—	—	—		n/a	26,808	(8)	1,177,407	—	—
	—	—	—	—		n/a	138,790	(9)	6,095,657	—	—
	—	—	—	—		n/a	13,415	(10)	589,187	—	—
	—	—	—	—		n/a	—	(11)	—	26,830	1,178,374
James W. Truess	143,300	—	—	31.32		7/5/2013	—		—	—	—
	38,545	—	—	32.74		3/13/2014	—		—	—	—
	11,779	—	—	36.01		3/13/2014	—		—	—	—
	21,803	7,268	—	30.63	(1)	3/12/2015	—		—	—	—
	10,902	3,634	—	33.69	(2)	3/12/2015	—		—	—	—
	—	212,627	—	24.48	(12)	11/7/2015	—		—	—	—
	18,324	18,325	—	31.44	(3)	5/7/2016	—		—	—	—
	7,330	7,330	—	34.58	(4)	5/7/2016	—		—	—	—
	3,025	9,076	—	36.62	(5)	5/13/2017	—		—	—	—
	—	—	—	—		n/a	1,971	(6)	86,566	—	—
	—	—	—	—		n/a	2,959	(7)	129,959	—	—
	—	—	—	—		n/a	25,531	(13)	1,121,322	—	—

	Option Awards						Stock Awards
											Equity
											Incentive
											Plan
										Equity	Awards:
			Equity							Incentive	Market
			Incentive							Plan	or Payout
			Plan							Awards:	Value of
			Awards:						Market	Number	Unearned
	Number of	Number of	Number				Number		Value of	of Unearned	Shares,
	Securities	Securities	of Securities				of Shares or		Shares or	Shares,	Units or
	Underlying	Underlying	Underlying				Units of		Units of	Units or Other	Other
	Unexercised	Unexercised	Unexercised	Option			Stock that		Stock that	Rights	Rights
	Options	Options	Unearned	Exercise		Option	Have Not		Have Not	That Have	That Have
	(Exercisable)	(Unexercisable)	Options	Price		Expiration	Vested		Vested	Not Vested	Not Vested
Name	#	#	#	$		Date	#		$	#	$

	—	—	—	—		n/a	7,157	(8)	314,335	—	—
	—	—	—	—		n/a	78,292	(9)	3,438,585	—	—
	—	—	—	—		n/a	5,461	(10)	239,847	—	—
	—	—	—	—		n/a	—	(11)	—	10,923	479,738
Richard C. Zoretic	60,000	—	—	22.68		9/22/2013	—		—	—	—
	40,000	—	—	41.60		2/9/2015	—		—	—	—
	39,459	—	—	22.75		2/14/2013	—		—	—	—
	35,580	—	—	32.74		3/13/2014	—		—	—	—
	5,118	—	—	36.01		3/13/2014	—		—	—	—
	19,548	6,516	—	30.63	(1)	3/12/2015	—		—	—	—
	9,774	3,258	—	33.69	(2)	3/12/2015	—		—	—	—
	—	212,627	—	24.48	(12)	11/7/2015	—		—	—	—
	18,324	18,325	—	31.44	(3)	5/7/2016	—		—	—	—
	7,330	7,330	—	34.58	(4)	5/7/2016	—		—	—	—
	3,025	9,076	—	36.62	(5)	5/13/2017	—		—	—	—
	—	—	—	—		n/a	1,594	(6)	70,008	—	—
	—	—	—	—		n/a	2,653	(7)	116,520	—	—
	—	—	—	—		n/a	25,531	(13)	1,121,322	—	—
	—	—	—	—		n/a	7,157	(8)	314,335	—	—
	—	—	—	—		n/a	78,292	(9)	3,438,585	—	—
	—	—	—	—		n/a	5,461	(10)	239,847	—	—
	—	—	—	—		n/a	—	(11)	—	10,923	479,738
Stanley F. Baldwin(14)	18,862	—	—	32.74		12/31/2012	—		—	—	—
	2,437	—	—	36.01		12/31/2012	—		—	—	—
	10,025	—	—	30.63		12/31/2012	—		—	—	—
	5,012	—	—	33.69		12/31/2012	—		—	—	—
	23,822	—	—	31.44		12/31/2012	—		—	—	—
	7,330	—	—	34.58		12/31/2012	—		—	—	—
	12,994	—	—	24.54		12/31/2012	—		—	—	—
	6,051	—	—	36.62		12/31/2012	—		—	—	—
Mary T. McCluskey, M.D	26,250	8,750	—	34.48	(15)	10/1/2014	—		—	—	—
	2,255	752	—	30.63	(1)	3/12/2015	—		—	—	—
	1,128	376	—	33.69	(2)	3/12/2015	—		—	—	—
	6,413	6,414	—	31.44	(3)	5/7/2016	—		—	—	—
	1,374	1,375	—	34.58	(4)	5/7/2016	—		—	—	—
	567	1,702	—	36.62	(5)	5/13/2017	—		—	—	—
	—	—	—	—		n/a	306	(7)	13,440	—	—
	—	—	—	—		n/a	3,280	(8)	144,058	—	—
	—	—	—	—		n/a	28,470	(9)	1,250,402	—	—
	—	—	—	—		n/a	1,024	(10)	44,974	—	—
	—	—	—	—		n/a	—	(11)	—	2,048	89,948

(1)	Options granted March 12, 2008 and expiring March 12, 2015 with an option price of $30.63, vest at a rate of 6.25% on March 31, 2008 and 6.25% quarterly thereafter. They will be fully vested on December 31, 2011. Mr. Carlson’s options were granted in two tranches. The first tranche totaling 87,211 vests at a rate of 6.25% on March 31, 2008 and 6.25% quarterly thereafter. They will be fully vested on December 31, 2011. The second tranche, totaling 80,000 options, vests at a rate of 50% on March 12, 2010 and 25% on each of the following grant date anniversaries. They will be fully vested on March 12, 2012.

(2)	Options granted March 12, 2008 and expiring March 12, 2015 with an option price of $33.69 vest at a rate of 6.25% on March 31, 2008 and 6.25% quarterly thereafter. They will be fully vested on December 31, 2011.

(3)	Options granted May 7, 2009 and expiring May 7, 2016 with an option price of $31.44 vest at a rate of 12.5% on June 30, 2009 and 6.25% quarterly thereafter. They will be fully vested on December 31, 2012.

(4)	Options granted May 7, 2009 and expiring May 7, 2016 with an option price of $34.58 vest at a rate of 12.5% on June 30, 2009 and 6.25% quarterly thereafter. They will be fully vested on December 31, 2012.

(5)	Options granted May 13, 2010 and expiring May 13, 2017 with an option price of $36.62, vest at a rate of 12.5% on June 30, 2010 and 6.25% quarterly thereafter. They will be fully vested on December 31, 2013.

(6)	Restricted stock awards granted March 13, 2007 vest annually at a rate of 25% and were fully vested on March 13, 2011.

(7)	Restricted stock awards granted March 12, 2008 vest annually at a rate of 25% and will be fully vested on March 12, 2012.

(8)	Restricted stock awards granted May 7, 2009 vest annually at a rate of 25% and will be fully vested on April 30, 2013.

(9)	Special Equity Retention Awards granted on March 9, 2010 will vest 20% each on December 1, 2011 and 2012, 25% on December 1, 2013, and will be fully vested on December 1, 2014.

(10)	Restricted stock awards granted May 13, 2010 vest annually at a rate of 25% and will be fully vested on April 30, 2014.

(11)	Restricted stock awards granted May 14, 2010 vest annually at a rate of 25% per year based on the attainment of certain performance parameters as described on pages 37 and 38 under Compensation Awards in 2010.

(12)	Options granted November 7, 2008 and expiring November 7, 2015 with an option price of $24.48 vest in full on November 7, 2012.

(13)	Restricted stock awards granted November 7, 2008 vest in full on November 7, 2012.

(14)	In accordance with his Retirement Agreement, as amended, Mr. Baldwin’s options and restricted stock awards vested in full on December 21, 2010.

(15)	Dr. McCluskey’s options granted October 1, 2007 and expiring October 1, 2014 with an option price of $34.48 vest at a rate of 25% on October 1, 2008 and 6.25% quarterly thereafter. They will be fully vested on October 1, 2011.

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	#	$	#	$

James G. Carlson	95,000	2,018,500	20,016	617,192
James W. Truess	56,700	629,754	8,335	292,834
Richard C. Zoretic	80,000	1,934,000	5,305	167,200
Stanley F. Baldwin	66,161	768,541	26,697	1,177,538
Mary T. McCluskey, M.D.	—	—	1,246	43,842

Deferred Compensation

We do not maintain a defined benefit pension plan. We do maintain a nonqualified deferred compensation plan that allows executives, including our NEOs, to defer, on a tax-deferred basis, salary and bonus payments. We currently maintain two deferred compensation plans, a plan adopted in 2002 (the “2002 Deferred Compensation Plan”) and a plan adopted in 2005 (the “2005 Deferred Compensation Plan”). We adopted the 2005 Deferred Compensation Plan in order to comply with Section 409A of the Code and applicable regulations. As of January 1, 2005, contributions to the 2002 Deferred Compensation Plan were frozen and any contributions subsequent to that date by executives are to be made to the 2005 Deferred Compensation Plan. In the past, Messrs. Carlson and Baldwin have elected to defer compensation under both plans and as of December 31, 2010 had balances under both plans. The terms of the 2005 Deferred Compensation Plan and 2002 Deferred Compensation Plan are materially similar.

The 2005 Deferred Compensation Plan allows executives to defer a percentage of both their base salary and their MJO Bonus. An executive may not defer any portion of his or her LTIP Award. Salary deferral elections must be made at least a month before the beginning of the applicable deferral period and bonus deferral elections must be made at least six months prior to the end of the applicable performance period. The amount deferred is indexed to certain approved investment funds. The Company does not match any portion of the executive’s deferral contribution.

Under the terms of the 2005 Deferred Compensation Plan, an executive elects the deferred compensation distribution terms at the time the executive makes the initial election to make a deferral contribution. The minimum deferred distribution period is five years. The executive may elect that distributions be made upon retirement in a lump sum or ratably over a five, ten or fifteen year period. In the event that the executive’s employment terminates prior to retirement, the executive’s balance in the plan is distributed in accordance with the terms of the plan, but in no event earlier than six months following the date of termination.

2010 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Aggregate Balance
	in Last Fiscal	in Last Fiscal	in Last Fiscal	Withdrawals/	at Last Fiscal
	Year	Year	Year	Distributions	Year End(1)
Name	$	$	$	$	$

James G. Carlson	—	—	106,508	—	1,726,449
James W. Truess	—	—	—	—	—
Richard C. Zoretic	—	—	—	—	—
Stanley F. Baldwin	—	—	11,734	—	257,508
Mary T. McCluskey, M.D.	—	—	—	—	—

(1)	Amounts are reflected in the appropriate column in the 2010 Summary Compensation Table, or previous Summary Compensation Tables, as applicable.

Change in Control and Termination Payments

Change in Control

Under our CIC Policy (described on page 41), our NEOs would have been entitled to the amounts set forth in the following table had a change in control and a qualifying termination of employment occurred on December 31, 2010. Mr. Baldwin has been excluded from the following table due to his retirement on December 31, 2010.

Potential Change in Control Awards

	Base	Target		2011	2012	2013
	Salary	Bonus	Interrupted	LTIP	LTIP	LTIP		Accelerated		Total
	times	times	Performance	Award	Award	Award	Accelerated	Vesting of		Change in
	CIC	CIC	Cycle	(Years 1,	(Years 1,	(Years 1,	Vesting of	Restricted	280G	Control
Name	Multiple(1)	Multiple(1)	Bonus(2)	2 & 3)	2 & 3)	2 & 3)	Options(3)	Stock(4)	Gross-Up	Award

James G. Carlson	$2,385,000	$4,173,750	$1,391,250	$906,250	$725,000	$725,000	$2,002,452	$9,388,735	3,484,218	$25,181,655
James W. Truess	1,080,000	1,080,000	540,000	375,000	300,000	300,000	4,630,649	5,810,352	1,805,669	15,921,670
Richard C. Zoretic	1,080,000	1,080,000	540,000	375,000	300,000	300,000	4,616,809	5,780,355	2,323,235	16,395,399
Mary T. McCluskey, M.D.	670,000	190,023	175,000	125,000	100,000	100,000	201,754	1,542,822	N/A	3,104,599

(1)	The following multiples apply as of December 31, 2010: 3x for Mr. Carlson and 2x for Messrs. Truess and Zoretic. For Dr. McCluskey the multiple is 2x; however, Dr. McCluskey’s potential change in control payment exceeds the threshold that would make such payment an excess parachute payment under the meaning in Section 280G of the Code by less than 20%. As a result, pursuant to our CIC Policy, the value of the bonus element of the change in control payment has been reduced by $159,977 to bring the resulting total change in control payment to an amount such that it would not be considered an excess parachute payment under our CIC Policy.

(2)	Earned but unpaid MJO Bonus Target for the 2010 performance year as of December 31, 2010.

(3)	Number of unvested options multiplied by the difference between the closing market price of the Company’s stock on December 31, 2010 of $43.92 and the applicable strike price of the option. No value is assigned to option grants whose strike price is in excess of the closing market price of our common stock at December 31, 2010. The value of the vested but unexercised portion of each option has not been included in these amounts because their receipt is not affected or accelerated by the change in control.

(4)	Number of unvested performance-based restricted stock awards multiplied by the closing market price of our common stock on December 31, 2010 of $43.92.

Termination of Employment

Payments in the case of involuntary termination of Mr. Carlson’s employment are determined under his Employment Agreement, which is described on page 42 under “Other Executive Agreements and Arrangements.” Under the terms of the Employment Agreement, in the event that the Company terminates Mr. Carlson’s employment without cause (as defined in his employment agreement), including as a result of his death or following his permanent disability (as defined in his employment agreement), or in the event Mr. Carlson terminates his employment for changed circumstances (as defined in his employment agreement), the Company shall provide him with certain termination and severance benefits, including payments totaling two times the sum of his then current annual base salary and Annual MJO Target. With respect to Mr. Carlson’s outstanding equity awards, all vested and unvested awards (options and restricted stock) would be forfeited upon termination of employment for cause and all unvested awards would be forfeited upon voluntary termination or termination without cause. Termination of Mr. Carlson’s employment following a change in control is controlled by our CIC Policy, as discussed on page 41.

Payments in the case of termination of employment of our NEOs (other than Mr. Carlson and Mr. Baldwin, who retired effective December 31, 2010) are determined under our Severance Plan, which is described on pages 41 and 42.

The table below shows the potential payments payable to our NEOs, excluding Mr. Baldwin due to his retirement on December 31, 2010, if his or her respective employment with the Company had terminated on December 31, 2010 (other than a termination of employment in connection with a change in control).

Potential Involuntary Termination Severance Payments for our NEOs

			2011
			LTIP	2012
			Award	LTIP		Total
	Base	MJO	(Years 1	Award	COBRA	Severance
	Salary	Bonus	& 2)	(Year 1)	Subsidy	Payment
Name	$	$	$	$	$	$

James G. Carlson(1)	1,590,000	2,782,500	664,583	120,833	9,212	5,167,128
James W. Truess(2)	540,000	270,000	275,000	50,000	12,709	1,147,709
Richard C. Zoretic(2)	540,000	270,000	275,000	50,000	11,923	1,146,923
Mary T. McCluskey, M.D.(2)	335,000	87,500	91,667	16,667	4,626	535,460

(1)	Amounts payable under the terms of Mr. Carlson’s employment agreement in the case of termination without cause are equal to: (i) 2x each for Base Salary and MJO Bonus; (ii) unpaid installments under LTIP Awards that have been approved and funded; and (iii) COBRA payment assistance. These amounts are also payable in case of termination as a result of death; however, excluding amounts payable under LTIP Awards, shall be reduced by all amounts payable to Mr. Carlson’s beneficiaries pursuant to any life insurance policies on his life maintained by the Company. These amounts are also payable in case of termination as a result of disability; however, excluding amounts payable under LTIP Awards, shall be reduced by all amounts payable to Mr. Carlson during the first twenty-four months of disability under any disability insurance coverage provided to him by the Company.

(2)	Amounts are payable to Messrs. Truess and Zoretic and Dr. McCluskey under the terms of the Company’s Severance Plan in the case of termination without cause and determination of eligibility by the Company in its discretion.

COMPENSATION OF DIRECTORS

Directors who are officers or employees of the Company receive no compensation for service as a member of the Board of Directors. Independent Directors receive the compensation described below.

Cash Compensation.  Independent Directors receive a quarterly retainer of $8,750, payable in arrears, and an attendance fee of $2,500 for each Board of Directors meeting attended in person and $1,000 for participating by conference call in a Board of Directors meeting. The chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional retainer of $10,000, payable $2,500 per quarter, in arrears. The chairperson of the Audit Committee receives an additional retainer of $15,000, payable $3,750 per quarter, in arrears. Our Lead Independent Director receives an additional retainer of $10,000, payable $2,500 per quarter in arrears. Independent Directors receive an attendance fee of $1,500 for each committee meeting attended in person and $1,000 for participating by conference call in a committee meeting. Independent Directors are also reimbursed for their reasonable expenses incurred in connection with their service. We also maintain a nonqualified deferred compensation plan that allows our independent Directors to defer, on a tax-deferred basis, receipt of Board and Committee retainer and meeting fees. The Company does not match any portion of the Director’s deferral contribution.

Equity Compensation.  Independent Directors receive an annual equity grant with a value of approximately $170,000, based upon the Black-Scholes-Merton option-pricing model, comprised of nonqualified stock options and/or shares of restricted stock, as elected by the director. The date of grant of the award is the day of the Annual Meeting of Stockholders and the grant vests in full on April 30th of the following year.

Independent Director compensation for 2010 is set forth in the following table.

2010 Compensation of Directors

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
		Stock	Option	Incentive	Deferred
	Fees Earned	Awards	Awards	Plan	Compensation	All Other
	or Paid in Cash	(1)(2)	(3)	Compensation	Earnings	Compensation	Total
Name	$	$	$	$	$	$	$

Thomas E. Capps	59,500	169,990	—	—	—	—	229,490
Jeffrey B. Child	75,500	169,990	—	—	—	—	245,490
Emerson U. Fullwood	66,500	169,990	—	—	—	—	236,490
Kay Coles James	78,500	169,990	—	—	—	—	248,490
William J. McBride	75,838	169,990	—	—	—	—	245,828
Hala Moddelmog	60,500	169,990	—	—	—	—	230,490
Joseph W. Prueher(4)	5,421	85,007	85,056	—	—	—	175,484
Uwe E. Reinhardt, Ph.D.	58,500	169,990	—	—	—	—	228,490
Richard D. Shirk	94,500	169,990	—	—	—	—	264,490
John W. Snow(4)	6,421	85,007	85,056	—	—	—	176,484

(1)	Amounts reflected under Stock Awards represent the grant date fair value of restricted stock awards as of the closing market price of our common stock on the date of grant.

(2)	On May 13, 2010, the then current Directors received 4,642 shares of restricted stock that will vest in full on April 30, 2011.

(3)	Amounts reflected under Option Awards represent the grant date fair value of stock option awards using a Black-Scholes-Merton option-pricing model. The assumptions used in this model are detailed in Footnote 11 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 and filed with the SEC on February 23, 2011.

(4)	Admiral Prueher and Dr. Snow each received grants in connection with their appointments to the Board of Directors on August 5, 2010, which were comprised each of 2,212 restricted stock awards and 5,180 options that will vest in full on August 5, 2011. The options expire on August 5, 2017.

PROPOSAL #3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010 (referred to as the “Dodd-Frank Act”), and rules promulgated under the Exchange Act, require that we include in this proxy statement a non-binding advisory stockholder vote with respect to the compensation of our NEOs as such compensation is reflected in our CD&A beginning on page 25 and our “Executive Compensation Tables” beginning on page 43. This vote is commonly referred to as “Say-on-Pay”.

We are therefore asking our stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the executive officers of AMERIGROUP Corporation, as discussed pursuant to Item 402 of Regulation S-K, including as set forth in the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The compensation of our NEOs is disclosed in our CD&A beginning on page 25, our “Executive Compensation Tables” beginning on page 43 and related disclosures in this proxy statement. As discussed in those sections, our executive compensation program is designed to implement the core objectives of pay-for-performance, compensation aligned with stockholder interests, market-competitive compensation and retention of key executives. The Compensation Committee has approved a mix of salary and incentive compensation vehicles that it believes serves the interests of the Company and its stockholders in achieving those objectives.

While the Say-on-Pay vote is advisory, and therefore not binding on the Board or the Compensation Committee, our Directors value the opinion of our stockholders and will consider the results of any significant vote against the compensation of the NEOs and consider whether any actions are necessary or advisable to address the concerns expressed by stockholders.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required for approval of this proposal. In tabulating the vote, we will count abstentions as having the same effect as voting against the proposal and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the compensation of the Company’s NEOs.

PROPOSAL #4:

RECOMMENDATION ON FREQUENCY
OF EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Act and rules promulgated under the Exchange Act also require the Company to seek a non-binding advisory stockholder vote regarding the frequency of submission to stockholders of the “Say-on-Pay” advisory vote such as Proposal 3. The rules specify that stockholders be given the opportunity to vote on our executive compensation programs either annually, every two years or every three years. Although this vote is advisory and non-binding, our Board of Directors will review voting results and give consideration to the outcome of such voting.

Our Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues such as our executive compensation programs. The Board of Directors believes that, at present, it should receive advisory input from our stockholders each year. Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of an annual advisory vote on our compensation programs.

The Board of Directors asks you to consider the following proposal:

Stockholders should vote on the Company’s executive compensation programs every:

A) One year;

B) Two years;

C) Three years; or

D) Abstain.

Vote Required

The frequency of the advisory vote on compensation of our NEOs receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that stockholders approve. In tabulating the vote, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote.

The Board of Directors unanimously recommends you vote to select “ONE YEAR” on the proposal recommending the frequency of advisory votes on executive compensation.

PROPOSAL #5:

APPROVAL OF THE AMERIGROUP CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors of the Company has adopted an Employee Stock Purchase Plan (the “ESPP”), subject to approval by stockholders, and recommends it for stockholder approval at the Annual Meeting. The ESPP is designed to replace the Company’s existing employee stock purchase plan, which was adopted in 2001 in connection with the Company’s initial public offering and whose ten-year term is expiring.

The Board of Directors believes it to be in the best interests of the Company to adopt the ESPP to encourage the purchase by our employees of shares of our common stock to better align their interests with those of stockholders. We are seeking your approval so that we may use the ESPP to grant options that enjoy certain favorable tax treatment under Sections 421 and 423 of the Code.

Under our Amended and Restated By-Laws, the ESPP will be approved if a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote “FOR” this item. In tabulating the vote, abstentions will have the same effect as voting against the proposal and broker non-votes will be disregarded and have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” approval of the adoption of the ESPP.

ESPP Description

The following is a brief description of the principal features of the ESPP. It does not purport to be complete and is qualified in its entirety by the full text of the ESPP, which is attached hereto as Exhibit A.

General.  The ESPP is intended to comply with the requirements of Section 423 of the Code and to assure the participants of the tax advantages provided thereby. The ESPP will be administered by the Compensation Committee or any other committee of the Board appointed by the Board (any such committee, the “Committee”). The Committee may delegate its authority under the ESPP and make such rules and regulations and establish such procedures for the administration of the ESPP as it deems appropriate.

Shares Available.  There are 1,200,000 shares of common stock authorized for issuance under the ESPP, subject to adjustment by the Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction. The shares will be either authorized and unissued shares or shares that have been reacquired by the Company.

The closing market price of our common stock on the New York Stock Exchange on March 22, 2011, was $59.07.

Eligibility.  Subject to certain procedural requirements, all of our employees who have at least 90 days of service, customarily work at least 20 hours per week and customarily work more than five months per year will be eligible to participate in the ESPP, except for employees who own shares possessing five percent or more of the total combined voting power or value of the Company or our subsidiaries.

Stock Purchases.  Each eligible employee will be permitted to purchase shares through regular payroll deductions in an amount equal to between 2% and 10% of the employee’s compensation for each payroll period. The fair market value of common stock which may be purchased under this or any other plan of ours intended to comply with Section 423 of the Code may not exceed $25,000 per employee during any calendar year. In addition, an employee’s election to purchase shares may not be exercised for more than 2,500 shares in respect of any offering period (or such other number of shares as may be established by the Committee in respect of the offering period).

The ESPP provides for offering periods that are six months in length. Offering periods generally will run from January 1 to June 30 and from July 1 to December 31. The first offering period will commence July 1, 2011. Options may not be exercised more than 27 months from the date of grant.

During each offering period, participating employees will be able to purchase shares of common stock with payroll deductions at a purchase price equal to 85% of the fair market value at either the beginning or end of each offering period, whichever price is lower. Cash dividends paid on shares held in an employee’s account under the ESPP will be credited to the employee’s account and used in addition to payroll deductions to purchase additional shares under the ESPP. Since the amount of benefits to be received by each participant in the ESPP is determined by his or her elections, the frequency and amount of dividends, the value of our common stock from time-to-time and the amount of future benefits to be allocated to any employee or group of employees under the ESPP in any particular year is not determinable.

The rights granted to a participant under the ESPP are not transferable other than by will or the laws of descent and distribution, and are exercisable, during a participant’s lifetime, only by the participant.

Delivery of Shares, Withdrawals and Termination of Employment.  As promptly as practicable after receipt by the Company of a written request for withdrawal of shares by any ESPP participant, the Company will deliver to the participant a share certificate representing the shares in the participant’s account which the participant requests to withdraw (with any fractional share paid in cash). Withdrawals may be made no more frequently than once each calendar year, except that withdrawals may be made in any event within 60 days following a change in control of the Company (within the meaning of the ESPP) or as otherwise approved by the Committee.

A participant may withdraw at any time all, but not less than all, cash amounts in his or her account under the ESPP that have not yet been used to purchase shares. Upon termination of an employee’s employment during an offering period for any reason, the payroll deductions and cash dividends credited to the participant’s account that have not yet been used to purchase shares will be returned to the participant or, in the case of the participant’s death, to his or her designated beneficiary.

Amendment and Termination of the ESPP.  The ESPP and all offering periods under the ESPP will automatically terminate on the tenth anniversary of its approval by the Board (February 11, 2021). The Board of Directors may from time-to-time amend or terminate the ESPP; however, no such amendment or termination may adversely affect the rights of any participant without the consent of the participant and, to the extent required by Section 423 of the Code or any other law, regulation or stock exchange rule, no amendment will be effective without the approval of stockholders entitled to vote thereon. Additionally, the Committee may make such amendments as it deems necessary to comply with applicable laws, rules and regulations.

Certain Federal Income Tax Consequences

The following is a discussion of certain Federal income tax effects currently applicable to the purchase of shares under the ESPP. The discussion is a summary only, and the applicable law is subject to change. Reference is made to the Code for a complete statement of all relevant Federal tax provisions.

Neither the grant of a share purchase right under the ESPP nor the purchase of shares will result in an employee’s realization of taxable income, thus permitting employees to acquire shares under the ESPP without immediate tax consequences. An employee who does not dispose of shares purchased under the ESPP until at least two years after the date of grant of the purchase right and one year after the date of purchase generally will receive capital gain treatment for any appreciation in the value of the shares over the lower of (i) the fair market value of such shares at the time the purchase right is granted or (ii) the fair market value of such shares at the time of purchase. Capital gain treatment is not, however, available for the 15% discount at which shares are purchased under the ESPP, and an employee who meets the holding requirements is required to include as ordinary income at the time of disposition of the shares the lesser of (i) the excess of the fair market value of the shares over the purchase price at the time of grant of the purchase right or (ii) the excess of the fair market value of the shares over the amount the employee paid for the shares. If an employee sells shares under those circumstances for less than the employee paid for the shares, there is no ordinary income and the employee will realize a capital loss of the difference. Any ordinary income realized by the employee will increase the employee’s basis in the shares for purposes of determining the amount of any gain or loss realized upon the subsequent disposition of the shares.

With limited exceptions, an employee who fails to retain shares purchased under the ESPP until at least two years after the date the purchase right is granted and one year after the date shares are purchased is considered to have made a “disqualifying disposition” and forfeits the special tax treatment extended under Section 423 of the Code. In that case, generally, the employee realizes ordinary income at the time of the disposition equal to the excess of the fair market value of the shares at the time of purchase over the price paid for the shares. The fair market value of the shares is the employee’s basis in the shares for determining any additional gain or loss upon the disposition. In determining whether that gain or loss is long-term or short-term, the holding period is calculated from the date of purchase.

The Company is entitled to a deduction equal to the amount of ordinary income realized by an employee who makes a disqualifying disposition. Otherwise, the Company is not entitled to any deduction on account of the grant or exercise of purchase rights under the ESPP or the subsequent sale by employees of shares purchased pursuant to the ESPP.

Securities Authorized for Issuance under Equity Compensation Plans

The following table shows the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2010.

Number of Securities
	Number of		Remaining Available for
	Securities to be		Future Issuance Under
	Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in the First
	and Rights	and Rights	Column)(1)

Equity compensation plans approved by security holders	4,166,994	$29.09	3,356,337
Equity compensation plans not approved by security holders	—	—	—

Total	4,166,994	$29.09	3,356,337

(1)	Includes a total of 2,934,801 shares not yet issued as of December 31, 2010 under the Company’s 1994 Stock Plan and the Company’s 2000, 2003, 2005 and 2009 Equity Incentive Plans and 421,536 shares not yet issued under the Company’s existing Employee Stock Purchase Plan.

Exhibit A

AMERIGROUP CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

1. Purpose The AMERIGROUP Corporation Employee Stock Purchase Plan (the “Plan”) is being established for the benefit of employees of AMERIGROUP Corporation, a Delaware corporation (the “Company”), and its Designated Subsidiaries. The Plan is intended to provide the employees of the Employer with an opportunity to purchase common shares, par value $0.01 per share, of the Company (the “Shares”). It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code, and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

2. Definitions

a. “Board” shall mean the Board of Directors of the Company.

b. “Change in Capitalization” shall mean any increase, reduction, or change or exchange of Shares for a different number or kind of shares or other securities or property by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise, or any other corporate action, such as declaration of a special dividend, that affects the capitalization of the Company.

c. “Change in Control” means the first to occur of any one of the events set forth in the following paragraphs:

(i) any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 25% or more of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii);

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least a majority of the board of directors of which comprises individuals who were directors of the Company immediately prior to such sale or disposition.

d. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

e. “Committee” shall mean the Compensation Committee or any other committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

f. “Company” shall mean AMERIGROUP Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

g. “Compensation” shall mean the fixed salary, wages, commissions, overtime pay and bonuses paid by an Employer to an Employee as reported by the Employer to the United States government for Federal income tax purposes, including an Employee’s portion of compensation deferral contributions pursuant to Section 401(k) of the Code, any amount excludable pursuant to Section 125 of the Code and/or any non-qualified compensation deferral, but excluding any foreign service allowance, commissions, severance pay, expense reimbursement or any credit or benefit under any employee plan maintained by the Employer.

h. “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Employee’s Employer, if such leave is for a continuous period of not more than one year or re-employment upon the expiration of such leave is guaranteed by contract or statute.

i. “Designated Subsidiaries” shall mean the Subsidiaries of the Company which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan, which may include corporations which become Subsidiaries of the Company after the adoption of the Plan.

j. “Effective Date” shall mean the date the Plan is approved by the Board.

k. “Employee” shall mean any employee of the Company or a Designated Subsidiary, excluding any employee who has been employed for less than 90 days, employees whose customary employment is for less than 20 hours per week, and employees whose customary employment is for not more than 5 months in any calendar year.

l. “Employer” shall mean, as to any particular Employee, the corporation which employs such Employee, whether it is the Company or a Designated Subsidiary of the Company.

m. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

n. “Exercise Date” shall mean the last Trading Day of each Offering Period, except as the Committee may otherwise provide.

o. “Fair Market Value” as of a particular date shall mean the fair market value of a Share as determined by the Committee in its sole discretion; provided that (i) if the Shares are admitted to trading on a national securities exchange, fair market value of a Share on any date shall be the closing sale price reported for such Share on such exchange on the last day preceding such date on which a sale was reported, (ii) if the Shares are admitted to quotation on the National Association of Securities Dealers Automated Quotation (“Nasdaq”) System or other comparable quotation system and has been designated as a National Market System (“NMS”) security, fair market value of a Share on any date shall be the closing sale price reported for such share on such system on the last date preceding such date on which a sale was reported, or (iii) if the Shares are admitted to quotation on the Nasdaq System but has not been designated as an NMS security, fair market value of a Share on any date shall be the average of the highest bid and lowest asked prices of such share on such system on the last date preceding such date on which both bid and ask prices were reported.

p. “Offering Date” shall mean the first Trading Day of each Offering Period of the Plan. The Offering Date of an Offering Period is the grant date for the options offered in such Offering Period.

q. “Offering Period” shall mean a period as described in Section 4 hereof.

r. “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an option, each of the corporations other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

s. “Participant” shall mean an Employee who participates in the Plan.

t. “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

u. “Plan” shall mean the AMERIGROUP Corporation Employee Stock Purchase Plan, as amended from time to time.

v. “Plan Year” shall mean the calendar year, except that the first Plan Year shall commence July 1, 2011 and end December 31, 2011.

w. “Shares” shall mean shares of the common stock, par value $0.01 per share, of the Company.

x. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

y. “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq system are open for trading.

3. Eligibility

a. Subject to the requirements of Section 4.b. hereof, any person who is an Employee as of an Offering Date shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date.

b. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or Parent of the Company, or (ii) which permits such Employee’s right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for any calendar year in which such option would be outstanding at any time. Any amounts received from an Employee which cannot be used to purchase Shares as a result of this limitation will be returned as soon as possible to the Employee without interest.

4. Offering Periods Unless otherwise determined by the Committee, each Offering Period shall have a duration of six months, commencing on the first Trading Day on or after January 1 and July 1 of each year. The Plan shall continue until terminated in accordance with Section 19 hereof. Subject to Section 19 hereof, the Committee shall have the power to change the duration and/or the frequency of Offering Periods. In no event shall any option granted hereunder be exercisable more than 27 months from its date of grant.

5. Grant of Option; Participation; Price

a. On each Offering Date the Company shall commence an offering by granting each eligible Employee an option to purchase Shares, subject to the limitations set forth in Sections 3b, 6 and 11 hereof. Each option so granted shall be exercisable for the number of Shares described in Section 8 hereof and shall be exercisable only on the Exercise Date.

b. Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period by filing (at such time and in such form and manner as the Committee shall require) a subscription agreement with his or her Employer authorizing payroll deductions in accordance with Section 6 hereof. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant by giving written notice to his or her Employer at such time and in such form and manner as the Committee shall require.

c. The option price per Share subject to an offering shall be 85% of the Fair Market Value of a Share on (i) the Offering Date or (ii) the Exercise Date, whichever is lower.

6. Payroll Deductions

a. Subject to Section 5b hereof, a Participant may, in accordance with rules and procedures adopted by the Committee, authorize a payroll deduction of any whole percentage from 2 percent to 10 percent of such Participant’s Compensation each pay period. Subject to Section 6c hereof, a Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) by filing a new authorization form with his or her Employer at such time and in such form and manner as the Committee shall require. All payroll deductions made by a Participant shall be credited to such Participant’s account under the Plan.

b. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3b hereof, a Participant’s payroll deductions may be decreased to 0% at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s subscription agreement at the beginning of the next-following Offering Period, unless terminated by the Participant as provided in Section 9 hereof.

c. A Participant may withdraw from the Plan as provided in Section 9 hereof, which will terminate his or her payroll deductions for the Offering Period in which such withdrawal occurs. A Participant who decreases the rate of his or her payroll deductions to 0% during an Offering shall not be eligible to authorize further payroll deductions under the Plan until the beginning of the next-following Offering Period.

d. Notwithstanding the foregoing provisions of this Section 6, a Participant’s election to purchase Shares shall be exercised for no more than 2,500 Shares in respect of any Offering Period (or such other number of Shares as may be established by the Committee in respect of the Offering Period).

7. Exercise of Option

a. Unless a Participant withdraws from the Plan as provided in Section 9 hereof, or unless the Committee otherwise provides, such Participant’s election to purchase Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares (excluding any fractional Shares) subject to such option will be purchased for such Participant at the applicable option price with (i) the accumulated payroll deductions and (ii) any cash dividends paid on Shares which have been credited to the Participant’s account under the Plan pursuant to Section 10 hereof.

b. Any cash balance remaining in a Participant’s account after the termination of an Offering Period (i.e., the amount attributable to fractional Shares) will be carried forward to the Participant’s account for the purchase of Shares during the next Offering Period if the Participant has elected to continue to participate in the Plan. Otherwise the Participant will receive a cash payment equal to the cash balance of his or her account.

c. The Shares purchased upon exercise of an option hereunder shall be credited to the Participant’s account under the Plan as of the Exercise Date and shall be deemed to be transferred to the Participant on such date. Except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to such Shares upon their being credited to the Participant’s account.

8. Delivery of Shares

a. As promptly as practicable after receipt by the Company of a written request for withdrawal of Shares from any Participant, the Company shall arrange the delivery to such Participant of a share certificate representing the Shares in the Participant’s account which the Participant requests to withdraw (any fractional Share being paid in cash). Subject to Section 8b hereof and such additional restrictions as the Committee may impose in its discretion, withdrawals may be made no more frequently than once each calendar year. Shares received upon share dividends or share splits shall be treated as having been purchased on the Exercise Date of the Shares to which they relate.

b. Subject to such restrictions as the Committee may impose in its discretion, Shares may be withdrawn by a Participant more than once during a calendar year under the following circumstances: (i) within 60 days following a Change in Control of the Company or (ii) upon the approval of the Committee, in its sole discretion.

9. Withdrawal; Termination of Employment

a. A Participant may withdraw at any time all, but not less than all, cash amounts in his or her account under the Plan that have not been used to purchase Shares (including, without limitation, the payroll deductions and cash dividends credited to such Participant’s account) by giving written notice to the Company at such time and in such form and manner as the Committee shall require. All such payroll deductions and cash dividends credited to such Participant’s account shall be paid to such Participant promptly after receipt of such Participant’s notice of withdrawal and such Participant’s option for the Offering Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of Shares will be made for such Participant during such Offering Period, and any additional cash dividends during the Offering Period shall be distributed to the Participant.

b. Upon termination of a Participant’s Continuous Status as an Employee during the Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions and cash dividends credited to such Participant’s account that have not been used to purchase Shares shall be returned (and any future cash dividends shall be distributed) to such Participant or, in the case of such Participant’s death, to the person or persons entitled thereto under Section 13 hereof, and such Participant’s option will be automatically terminated.

c. A Participant’s withdrawal from an offering will not have any effect upon such Participant’s eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

10. Dividends and Interest

a. Cash dividends paid on Shares held in a Participant’s account shall be credited to such Participant’s account and used in addition to payroll deductions to purchase Shares on the Exercise Date. Dividends paid in Shares or share splits of the Shares shall be credited to the accounts of Participants. Dividends paid in property other than cash or Shares shall be distributed to Participants as soon as practicable.

b. No interest shall accrue on or be payable with respect to the payroll deductions or credited cash dividends of a Participant in the Plan.

11. Shares

a. Subject to adjustment as provided in Section 17 hereof, the maximum number of Shares which shall be reserved for sale under the Plan shall be 1,200,000 Shares. Such Shares shall be either authorized and unissued Shares or Shares which have been reacquired by the Company. If the total number of Shares which would otherwise be subject to options granted pursuant to Section 5a hereof on an Offering Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the Shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option Shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

b. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

12. Administration The Plan shall be administered by the Committee, and the Committee may select administrator(s) to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. Except as otherwise provided by the Committee, each Employer shall be charged with all expenses incurred in the administration of the Plan with respect to such Employer’s Employees. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the

Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

13. Designation of Beneficiary

a. A Participant may file with the Company, on forms supplied by the Company, a written designation of a beneficiary who is to receive any Shares and cash remaining in such Participant’s account under the Plan in the event of the Participant’s death.

b. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company, on forms supplied by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant in accordance with the applicable laws of descent and distribution, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

14. Transferability  Neither payroll deductions, dividends or dividend reinvestments credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution or as provided in Section 13 hereof) and the options granted hereunder shall be exercised, during the Participant’s lifetime, only in respect of the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9 hereof.

15. Use of Funds  All payroll deductions, dividends and reinvested dividends received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

16. Reports  Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, dividends and dividend reinvestments, the per Share purchase price, the number of Shares purchased, the aggregate Shares in the Participant’s account and the remaining cash balance, if any.

17. Effect of Certain Changes  In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per Share covered by each option under the Plan which has not yet been exercised. In the event of a Change in Control of the Company, the Offering Period shall terminate unless otherwise provided by the Committee.

18. Term of Plan  Subject to the Board’s right to discontinue the Plan (and thereby end its Term) pursuant to Section 19 hereof, the Term of the Plan (and its last Offering Period) shall end on the tenth anniversary of the Effective Date. Upon any discontinuance of the Plan, unless the Committee shall determine otherwise, any assets remaining in the Participants’ accounts under the Plan shall be delivered to the respective Participant (or the Participant’s legal representative) as soon as practicable.

19. Amendment to and Discontinuance of Plan  The Board may at any time amend, suspend or discontinue the Plan. Except as provided in Section 17 hereof, no such suspension or discontinuance may adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant which accrued prior to the date of effectiveness of such amendment without the consent of such Participant. No amendment shall be effective unless it receives the requisite approval of the shareholders of the Company if such shareholder approval of such amendment is required to comply with Rule 16b-3 under the Exchange Act or Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule.

20. Notices  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Regulations and Other Approvals; Governing Law

a. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

b. The obligation of the Company to sell or deliver Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

c. To the extent applicable hereto, the Plan is intended to comply with Rule 16b-3 under the Exchange Act, and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

22. Withholding of Taxes  If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant’s exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof.

23. Effective Date  The Plan shall be effective as of the Effective Date (provided that the first Offering Period shall commence July 1, 2011), subject to the approval of the Plan by the shareholders of the Company within 12 months before or after the Effective Date.

AMERIGROUP CORPORATION C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 11, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by AMERIGROUP Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time May 11, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M34007-P06682 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AMERIGROUP CORPORATION All Withhold All For All Except The Board of Directors recommends you vote FOR each of the following: 1. Election of Directors Nominees: 01) James G. Carlson 02) Jeffrey B. Child 03) Richard D. Shirk 04) John W. Snow 05) Admiral Joseph W. Prueher, USN (Ret.) The Board of Directors recommends that you vote FOR the following proposal: 2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends that you For Against Abstain vote FOR the following proposal: 3. To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as described in the proxy statement. The Board of Directors recommends that you vote ONE YEAR on the following proposal: The Board of Directors recommends that you vote FOR the following proposal: 4. To recommend, in an advisory vote, the frequency with which a non-binding stockholder vote approving the compensation of the Company’s named executive officers should occur. The Board of Directors recommends that you vote FOR the following proposal: 5. To approve the Company’s Employee Stock Purchase Plan. For Against Abstain NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any postponement, adjournment or delay thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 5 and ONE YEAR on item 4. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 12, 2011 The stockholder(s) hereby appoint(s) James W. Truess and Nicholas J. Pace, Esq., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of AMERIGROUP Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on May 12, 2011 at the Hargroves Conference Center located at the AMERIGROUP National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464, and any adjournment, postponement, or delay thereof. The availability of this proxy is governed by Delaware law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 5 AND ONE YEAR ON PROPOSAL 4. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY